As filed with the Securities and Exchange Commission on May 9, 2000
================================================================================
                                                      Registration No. 333-65039


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 3
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                       ON
                                    FORM S-3
                                      UNDER
                           THE SECURITIES ACT OF 1933




                               INSILCO HOLDING CO.
             (Exact name of Registrant as specified in its charter)

       Delaware                  346, 361, 367, 3714            06-1158291
       --------                  -------------------            ----------
(State or jurisdiction       (Primary Standard Industrial     (I.R.S. Employer
  of incorporation or         Classification Code Number)    Identification No.)
     organization)

                       425 Metro Place North, Fifth Floor
                               Dublin, Ohio 43017
                                 (614) 792-0468
                                 --------------
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                 Michael R. Elia
                Senior Vice President and Chief Financial Officer
                               Insilco Corporation
                       425 Metro Place North, Fifth Floor
                               Dublin, Ohio 43017
                                 (614) 792-0468
                                 --------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 --------------
                                   Copies to:
                             Robert J. Tannous, Esq.
                       Porter, Wright, Morris & Arthur LLP
                              41 South High Street
                              Columbus, Ohio 43215
                                 --------------

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earliest effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
================================================================================

PROSPECTUS

                                  $138,000,000

                               INSILCO HOLDING CO.
                       425 METRO PLACE NORTH, FIFTH FLOOR
                               DUBLIN, OHIO 43017
                                 (614) 792-0468

                       14% Senior Discount Notes due 2008

This prospectus relates to the offering of $138,000,000 of our 14% Senior Discount Notes.

THE ORIGINAL OFFERING:

o We issued the notes in a private offering on August 12, 1998, and used the proceeds from the notes to finance the cash component of the mergers (described elsewhere in this document) and to pay fees and expenses incurred in connection with the Mergers.

THE NOTES:

o    Maturity: August 15, 2008.

o Principal Accretion: issued at a substantial discount to par, the notes will accrete at a rate of 14%, compounded semi-annually to a total principal amount of $138 million on August 15, 2003.

o Interest Payment: semi-annually on February 15 and August 15, beginning on February 15, 2004.

o Redemption: The notes will be redeemable at the prices set forth in this prospectus (1) on or after August 15, 2003, and (2) under certain circumstances, following a public equity offering or a change of control. In addition, you have the right to require us to purchase the notes if a change of control event occurs, at the prices set forth in this prospectus. We are also required to use the proceeds of certain public offerings of our common stock to make an offer to purchase the notes at the prices set forth in this prospectus.

o Ranking of Notes: The notes are senior unsecured obligations, ranking pari passu with all of our future senior indebtedness and senior to all of our future indebtedness subordinated to the notes. We have provided a guarantee of the indebtedness of Insilco Corporation, our wholly-owned operating subsidiary, under a bank credit facility which is secured by a pledge of all of the common stock of Insilco Corporation. The notes are also effectively subordinated to all liabilities of Insilco Corporation and its subsidiaries.

THIS INVESTMENT INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus is to be used by (a) Donaldson, Lufkin & Jenrette Securities Corporation in connection with offers and sales in market-making transactions at negotiated prices related to prevailing market prices at the time of sale and
(b) by DLJ Investment Partners, L.P., DLJ ESC II, L.P. , DLJ Investment Funding, Inc., and Alliance Capital Management, L.P. or other selling security holder named in an accompanying prospectus supplement, in the over-the-counter market, in privately negotiated transactions, in underwritten offerings or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing prices or at negotiated prices. There is currently no public market for the notes. We do not intend to list the notes on any securities exchange. Donaldson, Lufkin & Jenrette Securities Corporation has advised us that it is currently making a market in the notes; however, it is not obligated to do so and may stop at any time. Donaldson, Lufkin & Jenrette Securities Corporation may act as principal or agent in any such transaction. We will not receive the proceeds of the sale of the notes but will bear the expenses of registration.

                          Donaldson, Lufkin & Jenrette

The date of this prospectus is _____________.

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----

Available Information ....................................................    2
Incorporation of Certain Documents by Reference ..........................    2
Forward-Looking Statements ...............................................    3
Summary ..................................................................    3
Risk Factors..............................................................    8
Use of Proceeds...........................................................   14
Capitalization............................................................   15
Description of Certain Indebtedness.......................................   16
Description of Notes......................................................   19
Plan of Distribution......................................................   48
Legal Matters.............................................................   49
Experts ..................................................................   49



--------------------------------------------------------------------------------

     We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the Company have not changed since the date hereof.

                              AVAILABLE INFORMATION

     This prospectus, which constitutes a part of a Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission, does not contain all the information included in the Registration Statement and the exhibits and schedules thereto. You will find additional information about us and the notes in the Registration Statement. The Registration Statement and the exhibits and schedules thereto may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities of the SEC's Regional Offices: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of this material may also be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC also maintains a site on the World Wide Web (HTTP://WWW.SEC.GOV) that contains reports, proxy and information statements and other information regarding registrants, including Insilco, that file electronically with the SEC. Statements made in this prospectus about legal documents may not necessarily be complete and you should read the documents which are filed as exhibits to the Registration Statement or otherwise filed with the SEC.

     If for any reason we are not required to comply with the reporting requirements of the Securities Exchange Act of 1934, we are still required under the indenture to furnish the holders of the notes with the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders of the notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act if we are not then filing such informatory documents and other reports specified in Sections 13 and 15(d) of the Exchange Act with the SEC.

                              -------------------

     Certain of the titles and logos of our products referenced herein are our trademarks. Each trade name, trademark or servicemark of any other company appearing in this Prospectus is the property of its holder.

                              -------------------

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to other documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the Commission automatically will update and supersede this information.

     We incorporate by reference into this prospectus the following documents and information filed with the Commission:

     o Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed on March 27, 2000;

     o   Definitive Proxy Statement filed on April 17, 2000.

     In addition, we incorporate by reference the description of our common stock contained in the Registration Statement on Form 10, filed with the Commission under Section 12 of the Exchange Act, as updated in any amendment or report filed for such purpose.

     Finally, we incorporate by reference any future filings that we make with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus and before the filing of a post-effective amendment (which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold). Such documents are a part of this prospectus from the date of its filing.

                           FORWARD-LOOKING STATEMENTS

     Our actual results could differ materially from those projected in forward-looking statements in this prospectus. All statements other than statements of historical facts are forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements contained herein are reasonable, we can give no assurance that such expectations will prove to be correct. Factors that could cause actual results to differ materially include, but are not limited to the following:

o        delays in new product introductions
o        lack of market acceptance of new products
o        changes in demand for our products
o        changes in market trends
o        operating hazards
o        general competitive pressures from existing and new competitors
o        effects of governmental regulations
o        changes in interest rates
o adverse economic conditions that could affect the amount of cash available for debt servicing and capital investments.

All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary factors.

                                     SUMMARY

     BECAUSE VARIOUS ENTITIES DISCUSSED IN THIS PROSPECTUS HAVE SIMILAR SOUNDING NAMES, WE REFER TO OURSELVES AS "HOLDINGS," "WE," "US," "THE COMPANY" OR "OUR COMPANY," AND WE REFER TO INSILCO CORPORATION, OUR WHOLLY-OWNED SUBSIDIARY AS "INSILCO." FOR A DISCUSSION OF IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS, SEE "RISK FACTORS."


THE COMPANY

     We are the parent company of Insilco Corporation, a diversified manufacturer of vehicle, electronic and telecommunications components. Our business units service the automobile, electronics, telecommunications and other industrial markets. We own and operate a number of subsidiaries that operate in two primary business segments: Automotive Components and Technologies.

     Our Automotive Components segment consists of two business units: tubing and heat transfer products and transmission and suspension components.

         TUBING AND HEAT TRANSFER PRODUCTS. Through our Thermal Components Group, we are a vertically integrated manufacturer of heat exchangers for the automotive, specialty vehicle, truck, heavy equipment and off-road vehicle and industrial equipment markets. Our products include thin wall aluminum and brass tubes used principally in heat transfer applications and heat exchanger products such as radiators, air conditioning condensers, oil coolers and heaters.

         We design and assemble heat transfer products to customer specifications for use in a broad range of applications. The markets for heat-exchanger products are highly competitive and have many participants, including OEMs who produce for their own use and several large independent manufacturers. We have manufacturing facilities in Alabama, Michigan, South Carolina, Wisconsin and Germany.

         TRANSMISSION AND SUSPENSION COMPONENTS. We manufacture automotive parts consisting of close-tolerance precision metal stampings at our Steel Parts facility in Indiana. Our products include clutch plates for automatic transmissions, suspension parts for vibration-reducing assemblies and engine mounts.

         We sell most of our products to the domestic automobile industry, either directly or indirectly through other independent automotive parts suppliers. Accordingly, the demand for our products depends on the level of new car production by the domestic automobile industry. We have also seen our production content per automobile increase in recent years as automobile manufacturers have moved from three-speed to four- and five-speed automatic transmissions.

     In our Technologies Segment, we manufacture telecommunication and electrical component products for the computer networking, telephone digital switching, premises wiring, main frame computer, automotive and medical equipment markets. Our Technologies segment consists of four business units:

o        specialized connector systems
o        power transformers
o        precision stampings and wireforms
o        cable and wire assemblies

     Our principal executive offices are located at 425 Metro Place North, Fifth Floor, Dublin, Ohio 43017, and our telephone number is (614) 792-0468.

                        SUMMARY DESCRIPTION OF THE NOTES


Maturity Date...................August 15, 2008

Interest Payment Dates..........Every February 15 and August 15, beginning
                                February 15, 2004.

Optional Redemption.............We may redeem any of the notes at our option on or after August 15, 2003 at the redemption prices set forth elsewhere in this prospectus, plus accrued interest.

Change of Control...............Upon the occurrence of a Change of Control, you may require us to repurchase your notes at 101% of their principal amount, plus accrued interest. We cannot assure you that we will have sufficient resources to satisfy our repurchase obligation in such circumstances. See "Risk Factors--Possible Inability to Repurchase Notes upon Change of Control" and "Description of Notes."

Ranking.........................The notes are senior unsecured obligation ranking pari passu with all of our future senior indebtedness and senior to all of our future indebtedness subordinated to the notes. We have provided a guarantee of the indebtedness of Insilco Corporation, our wholly-owned operating subsidiary, under a bank credit facility which is secured by a pledge of all of the common stock of Insilco Corporation. The notes are also subordinated to all liabilities of Insilco Corporation and its subsidiaries.

Certain Covenants...............The indenture governing the notes contains certain covenants limiting our ability and our subsidiaries' ability to:

                                o    incur additional indebtedness or issue
                                     preferred stock;

                                o pay dividends or make distributions on, and to redeem or repurchase, capital stock;

                                o    engage in transactions with affiliates;

                                o    engage in sale and leaseback transactions;

                                o make investments and sell assets and engage in certain mergers and consolidations.

                                See "Description of Notes--Certain Covenants."

     SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL AND OPERATING DATA

     The summary historical consolidated financial data presented below are derived from our audited consolidated financial statements. You should read the information contained in this table in conjunction with the consolidated financial statements, related notes, and other financial information of the Company that we have incorporated in this document by reference.

     The unaudited pro forma condensed consolidated financial data of Insilco and our subsidiaries for the year ended December 31, 1999 are based upon historical information that has been adjusted to give effect to the transactions described in footnote 1.

                                                                  Year Ended December 31,
                                                                                                                  Pro Forma
                                          1995           1996           1997           1998           1999          1999(1)
                                       ----------     ----------     ----------     ----------     ----------     ----------
Operations Data:
   Net Sales                               $350.9         $393.4        $430.10         $434.3         $476.4         $535.4
Operating Income (2)                         33.1           44.8           44.0            9.1           22.1           25.3
Other income (expenses):
   Interest expense                         (19.0)         (17.8)         (20.0)         (32.3)         (47.3)         (54.9)
   Interest income                            1.5            0.7            2.8            1.0            0.4            0.6

   Other income, net (3)                     14.4            8.1            3.8            6.6           13.1           13.1
                                       ----------     ----------     ----------     ----------     ----------     ----------
   Income (loss) from continuing
   operations before income taxes
   and extraordinary items                   30.0           35.8           30.6          (15.6)         (11.7)         (15.9)
Income tax (expense) benefit                (15.1)         (12.3)         (11.1)           2.0            8.1            8.2
                                       ----------     ----------     ----------     ----------     ----------     ----------
   Income (loss) from continuing
   operations before extraordinary
   items                                     14.9           23.5           19.5          (13.6)          (3.6)          (7.7)
   Income loss from discontinued
   operations, net of tax (4)               (12.4)          15.5           62.9            1.5            5.6            ---
                                       ----------     ----------     ----------     ----------     ----------     ----------
   Income (loss) before
   extraordinary items                        2.5           39.0           82.4          (12.1)           2.0           (7.7)
     Extraordinary items, net of tax
                                              ---            ---           (0.7)          (5.9)           ---            ---
                                       ----------     ----------     ----------     ----------     ----------     ----------
     Net income (loss)                        2.5           39.0           81.7          (18.0)           2.0           (7.7)
     Preferred stock dividend                 ---            ---            ---           (2.1)          (6.0)          (6.0)
                                       ----------     ----------     ----------     ----------     ----------     ----------

Net income (loss) available to common        $2.5          $39.0          $81.7         $(20.1)         $(4.0)        $(13.7)

Other Data:
   EBITDA(5)                                $59.7          $57.4          $59.4          $25.9          $41.6
   Adjusted EBITDA (6)                       55.8           60.8           60.9           56.4           58.7
   Cash interest expense                     17.6           17.2           17.8           31.7           32.0
   Depreciation and amortization             10.4           12.6           15.4           16.8           19.5
   Amortization of Reorganization
   Goodwill                                  16.2            ---            ---            ---            ---
   Capital Expenditures                      17.4           17.1           20.4           18.0           15.1
Balance sheet data (at period end):
   Cash and cash equivalents                $10.0           $4.2          $10.4           $7.5           $6.6
   Working capital                           54.7           60.9           46.3           81.6           83.1
   Total assets                             264.1          273.1          231.0          291.9          322.7
   Operating company debt                   186.5          161.0          257.7          312.4          319.1
   Total debt                               186.5          161.0          257.7          384.3          401.9
   Stockholders' equity (deficit)           (17.9)          34.7         (101.1)        (236.3)        (240.0)

-------------
(1) Pro forma results reflect the acquisition of Thermal Transfer Products, LTD and TAT as if the purchases occurred at the beginning of the period.

(2) Operating income in 1995 includes the deduction for the amortization of our reorganization value over the aggregate fair value of its tangible and identified intangible assets at March 31, 1993 ("Reorganization Goodwill") of $16.2 million, due to the adoption of "fresh start" accounting principles. Operating income in 1995 includes a gain of $4.3 million related to a change in our pension plan.

(3) Other income, net in 1995 includes favorable adjustments of $3.6 million related to our environmental liabilities, $1.5 million related to the resolution of several legal disputes and a $4.0 million gain on the sale of idle corporate assets. Other income, net in 1996 includes a $2.2 million adjustment related to the satisfaction of certain of our environmental liabilities following completion of a site clean-up for an amount less than previously estimated. Other income, net in 1999 includes a gain of $9.5 from the sales of our stainless tubing and our welded tube mill businesses.

(4) In March 1997, we completed the sale of our Office Products Business (as defined below) with the divestiture of our traditional office products business (the "Rolodex Business") for $112.6 million, net of transaction costs, resulting in a gain of $57.8 million, net of taxes of $37.2 million. The divestiture of the Rolodex Business was preceded in 1996 by the divestiture of the Rolodex electronics product line ("Rolodex Electronics") and our computer accessories business ("Curtis"). The proceeds from these sales aggregated $21.8 million (see Note 22 to the Consolidated Financial Statements for unaudited pro forma financial information with respect to these divestitures). Rolodex, Rolodex Electronics and Curtis are referred to collectively as the "Office Products Business." In July 1998, we amended our Form 10-K for the year ended December 31, 1997 (the "Form 10- K") to account for the sale of the Office Products Business as a discontinued operation and, accordingly, the accompanying consolidated statements of operations and cash flows for the periods prior to the sale have been reclassified. Revenues associated with the discontinued Office Products Business for the years 1995, 1996 and 1997 were $111.7 million, $80.1 million and $10.8 million, respectively.

     On February 11, 2000, we sold our publishing business, Taylor Publishing Company to TPA Acquisition Corp., newly created, wholly-owned subsidiary of Castle Harlan Partners III, L.P, for gross proceeds of approximately $93.5 million. The net proceeds of approximately $70.0 million from this transaction plus approximately $21.2 million in retained customer deposits, net of other working capital adjustments were used to reduce borrowings under our Term Credit Facility. The consolidated statements of operations and cash flows were reclassified to account for the sale of the publishing business as a discontinued operation. Revenues associated with the discontinued publishing business for the years 1995, 1996, 1997, 1998 and 1999 were $98.6 million, $99.0 million, $98.2 million, $101.3 million and $103.7 million, respectively.

(5) "EBITDA" is defined as net income before interest expense, interest income, income taxes, depreciation and amortization, other income, equity in net income of Thermalex and net gain or net loss on sale of assets. EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, operating income, cash flows from operating activities or other measures of performance in accordance with generally accepted accounting principles. EBITDA data are included because we understand that such information is used by certain investors as one measure of an issuer's historical ability to service debt. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies, or to the defined term "Consolidated Cash Flow" used in "Description of Notes--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock", due to the potential inconsistencies in the method of calculation.

(6) "Adjusted EBITDA" equals EBITDA plus dividends received from Thermalex of $0.4 million, $3.4 million, $1.5 million, $1.3 million and $9.2 million for the years ended December 31, 1995, 1996, 1997, 1998 and 1999, respectively, and excluding the effect of: (i) a $4.3 million gain relating to a change in our pension plan in the year ended December 31, 1995 (see Note 12 to the Consolidated Financial Statements); (ii) $1.8 million and $0.9 million of legal expenses related to significant legal cases the years ended December 31, 1998 and 1999, respectively, (iii) $1.3 million in rationalization expenses related to our corporate office and our operating units for the year ended December 31, 1998, and $4.7 million in expenses relating to the restructuring of our corporate office and rationalization at our operating locations; (iv) merger expenses recorded and paid of $25.5 million for the year ended December 31, 1998; (v) $0.9 million of facility rationalization/consolidation expenses for the year ended December 31, 1998; (vi) $1.8 million of consulting fees for the analysis of establishing a separate legal entity to better manage our health care costs; (vii) $5.8 million of costs related to the shutdown of our heat exchanger machinery and equipment business; and (viii) $1.1 million costs related to the closing of our Duncan, South Carolina heat exchanger tubing manufacturer.

                                  RISK FACTORS

     In addition to the other matters described in this prospectus, you should carefully consider the following risk factors before purchasing any notes.

LIMITATIONS ON ACCESS TO CASH FLOW OF SUBSIDIARIES; HOLDING COMPANY STRUCTURE

         We are a holding company, and our ability to make payments in respect of the notes is dependent upon the receipt of dividends or other distributions from our direct and indirect subsidiaries. We do not have, and may not in the future have, any assets other than shares of common stock of Insilco, which are pledged to secure the obligations of Insilco under the new credit facility. Insilco and its subsidiaries are parties to the credit facility and Insilco is party to the indentures governing the 10 1/4% notes and the 12% notes, each of which imposes substantial restrictions on Insilco's ability to pay dividends or make other distributions to us. Any payment of dividends or other distributions will be subject to the satisfaction of certain financial conditions set forth in such indentures and is subject to certain prohibitions contained in the new credit facility. The ability of Insilco and its subsidiaries to comply with such conditions or prohibitions may be affected by events that are beyond our control. If the maturity of the 10 1/4% notes, the 12% notes or the loans under the existing credit facility and the new credit facility were to be accelerated, all such outstanding debt would be required to be paid in full before Insilco or its subsidiaries would be permitted to distribute any assets or cash to us. There can be no assurance that our assets would be sufficient to repay all of such outstanding debt and to meet our obligations under the indenture. In addition, under Delaware law, a company is permitted to pay dividends or make other distributions on its capital stock only out of its surplus or, in the event that it has no surplus, out of its net profits for the year in which a dividend or distribution is declared or for the immediately preceding fiscal year. Surplus is defined as the excess of a company's total assets over the sum of its total liabilities plus the par value of its outstanding capital stock. In determining Insilco's ability to pay dividends or make other distributions to us, Delaware law will permit the Board of Directors of Insilco to revalue its assets and liabilities from time to time to their fair market values in determining surplus. We cannot predict what the value of Insilco's or its other subsidiaries' assets or the amount of their liabilities will be in the future and, accordingly, there can be no assurance that we will be able to receive dividends from Insilco in order to pay our debt service obligations on the notes.

     As a result of our holding company structure, the holders of the notes will be structurally junior to all creditors of our subsidiaries, including Insilco. In the event of insolvency, liquidation, reorganization, dissolution or other winding-up of the our subsidiaries, we will not receive any funds from our subsidiaries until their creditors are paid in full. As of December 31, 1999, the aggregate amount of indebtedness and other obligations of our subsidiaries was $401.9 million. Further, we have $82.8 million of aggregate liquidation preference of PIK Preferred Stock outstanding, which will increase as dividends are paid in kind on the PIK Preferred Stock through August 1, 2003, after which dividends will be payable in cash, and which will be mandatorily redeemable in cash on August 1, 2010 at the aggregate liquidation preference of the PIK Preferred Stock.

SUBSTANTIAL LEVERAGE; LIQUIDITY

   LEVERAGE

     In connection with the Mergers, the Merger Financing and the Refinancing, we incurred significant indebtedness. As of December 31, 1999, we had: (a) total consolidated indebtedness of approximately $401.9 million; and (b) $75.5 million of additional revolving borrowings available under the credit facility, subject to customary conditions. In addition, subject to the restrictions in the credit facility and the indentures relating to the notes and Insilco's 12% notes and 10 1/4% notes, we may incur significant additional indebtedness, which may be secured, from time to time.

         The level of our indebtedness could have important consequences, including:

     o limiting cash flow available for general corporate purposes, including acquisitions, because a substantial portion of our cash flow from operations must be dedicated to debt service;

     o limiting our ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions;

     o limiting our flexibility in reacting to competitive and other changes in the industry and economic conditions generally; and

     o exposing us to risks inherent in interest rate fluctuations because certain of our borrowings may be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.

   CONDITIONS THAT MAY IMPACT OUR ABILITY TO REPAY OUR DEBT

         Our ability to pay or to refinance our indebtedness will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control.

         We anticipate that our operating cash flow, together with money we can borrow under our new credit facility, will be sufficient to meet anticipated future operating expenses, capital expenditures and to service debt as it becomes due. However, if our future operating cash flows are less than currently anticipated we may be forced, in order to meet our debt service obligations, to reduce or delay acquisitions or capital expenditures, sell assets or reduce operating expenses. If we were still unable to meet our debt service obligations, we could attempt to restructure or refinance our indebtedness or seek additional equity capital. There can be no assurance that we will be able to accomplish that on satisfactory terms, if at all.

         In addition, subject to the restrictions and limitations contained in our debt agreements, we may incur significant additional indebtedness to finance future acquisitions, which could adversely affect our operating cash flows and our ability to service indebtedness.

RESTRICTIVE COVENANTS

         The indenture governing the notes contains various covenants that limit our ability to engage in certain transactions. These covenants limit our and certain of our subsidiaries' ability to:

     o borrow and to place liens on assets

     o pay dividends or make certain other restricted payments

     o enter into certain transactions with affiliates; or

     o merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets or the assets of Insilco.

         In addition, our credit facility contains other and more restrictive covenants and prohibits us from prepaying our other indebtedness (including the notes). Our credit facility also requires us to maintain specified financial ratios and satisfy certain other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and there can be no assurance that we will meet those tests. A breach of any of these covenants could result in a default under our credit facility and/or the notes or Insilco's 12% notes or 10 1/4% notes. Upon the occurrence of an event of default under our credit facility, the lenders could elect to declare all amounts outstanding under our credit facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. We have pledged substantially all of our assets, other than assets of our foreign subsidiaries, as security under our credit facility. We cannot assure you that, if the lenders under our credit facility accelerate the repayment of borrowings thereunder, we will have sufficient assets to repay our credit facility and our other indebtedness, including your notes. See "Description of Certain Indebtedness--Credit Facility."

POSSIBLE INABILITY TO REPURCHASE NOTES UPON CHANGE OF CONTROL

         Upon the occurrence of certain change of control events, you may require us to purchase your notes at 101% of their principal amount, plus accrued interest. Please note that the terms of Insilco's 12% notes, 10 1/4% notes and our credit facility limit our ability to purchase your notes in such circumstances. Any of our future debt agreements may contain similar restrictions and provisions. Accordingly, we may not be able to satisfy our obligations to purchase your notes unless we are able to refinance or obtain waivers with respect to our credit facility and certain other indebtedness. We cannot assure that we will have the financial resources to purchase your notes, particularly if such change of control event triggers a similar repurchase requirement for, or results in the acceleration of, other indebtedness. Our credit facility currently provides that certain change of control events will constitute a default and could result in the acceleration of our indebtedness under the credit facility.

CUSTOMER CONCENTRATION; ABSENCE OF LONG-TERM CONTRACTS

         A significant portion of our sales are made to a relatively small group of major customers. In 1999, sales to Ford represented approximately 10% of our net sales and sales to a group of our nine next largest customers represented approximately 27% of net sales.

         Our reliance on these major customers exposes us to

     o the risk of changes in the business condition of our major customers and

     o the risk that the loss of a major customer could adversely affect Insilco's results of operations.

         While we have supplied Ford for 40 years, Ford is not contractually bound to purchase supplies from us in the future. Thus, our relationship with Ford is subject to termination at any time. If we were to lose Ford as a customer, our results of operations would be adversely affected.

CYCLICAL MARKETS

         A substantial portion of our revenues derive from sales to markets that have been historically, and are likely to continue to be, cyclical. For example, our Automotive Components Segment, which accounted for approximately 48% of our net sales and 64% of adjusted operating income before the allocation of corporate overhead for the year ended December 31, 1999, primarily serves the automobile OEM market and the automobile parts aftermarket through the manufacture of automotive heat exchangers and related tubing, and automatic transmission and suspension components. (For the year ended December 31, 1999, however, approximately 18% and 52% of the Automotive Components Segment's net sales were attributable to the automotive aftermarket and non-automotive OEMs, respectively.) The automobile industry has experienced recessionary or slow growth conditions for substantial in the past and may experience recessionary conditions in the future. Any substantial weakening of the automobile industry would have an adverse effect on our results of operations.

PRODUCTION DISRUPTION

         In certain of our businesses in which there is high customer concentration we would be exposed to potentially significant revenue losses if we (or our customers) were to experience substantial disruption in production. With the continued emphasis on reductions in component inventories and "just-in-time" deliveries, especially in the automotive industry, any disruption in our production or by our major customers, through work stoppages or otherwise, could have an immediate and adverse effect on our results of operations.

COMPETITION

         The businesses in which we are engaged are highly competitive and in some cases highly fragmented, with many small manufacturers. In some of our businesses, especially the data grade connector business and the heat exchanger business, we compete with entities having significantly more resources. In certain other businesses we compete with entities that have a greater share of the relevant market and lower costs. As competition increases, profit margins on some of our significant business lines could decrease, and in the more fragmented markets consolidation could occur, resulting in the creation of larger and financially stronger competitors.

     We believe that, to remain competitive and maintain or increase profitability, we must pursue a strategy focusing on growth and product innovation. However, our competitors can be expected to continue to seek their own growth, to improve the design and performance of their products, to reduce costs of existing competitive products and to introduce new products with competitive price and performance characteristics. Although we believe that, with respect to most of our businesses, we have certain technological, manufacturing and other advantages over our competitors, maintaining these advantages will require continued investment in research and development, sales and marketing, productivity improvements and information systems. We cannot assure you that we will have sufficient resources to continue to make such investments, that such investments will be successful or that we will be able to maintain our existing competitive advantages.

TECHNOLOGY AND THE DEVELOPMENT OF NEW PRODUCTS

         The markets for many of our products, particularly the data grade connector products, are characterized by technological change, evolving industry standards, product customization and frequent new product introductions, which may render existing or proposed products noncompetitive or obsolete.

         Many of our products require significant planning, design, development and testing at the technological, product and manufacturing process levels. Moreover, many of our customers use our products and proprietary technologies as components of other products which they manufacture or assemble, which may become uncompetitive or obsolete.

         Although we work closely with our customers to stay informed with respect to product development, we cannot assure you that any of the products we are currently developing or those to be developed in the future, will be completed in any particular time frame or that our or our customers' products or proprietary technologies will not become uncompetitive or obsolete.

ACQUISITION GROWTH STRATEGY; MANAGEMENT AND FUNDING OF GROWTH

         We have historically pursued an acquisition strategy and recently completed acquisitions of T.A.T., which will become part of our cable and wire assembly business unit. There are various risks associated with pursuing a growth strategy of this nature.

     o Any future growth will require us to manage our expanding domestic and international operations, integrate new businesses and adapt our operational and financial systems to respond to changes in our business environment, while maintaining a competitive cost structure.

     o The acquisition strategy will continue to place demands on our management to improve our operational, financial and management information systems, to develop further the management skills of our managers and supervisors, and to continue to retain, train, motivate and effectively manage our employees.

     Our failure to manage growth effectively could have a material adverse effect on us. We also cannot assure you that suitable acquisition candidates will be available or that acquisitions can be completed on reasonable terms.

         Additionally, our ability to maintain and increase our revenue base and to respond to shifts in customer demand and changes in industry trends will be partially dependent on our ability to generate sufficient cash flow or obtain sufficient capital for the purpose of, among other things, financing acquisitions, satisfying customer contractual requirements and financing infrastructure growth. We cannot assure you that we will be able to generate sufficient cash flow or that financing will be available on acceptable terms (or permitted to be incurred under the terms of our new credit facility, the indenture and any future indebtedness) to fund our future growth.

ENVIRONMENTAL MATTERS

         Our operations are subject to federal, state, local and foreign laws and regulations relating to the storage, handling, generation, treatment, emission, release, discharge and disposal of certain substances and wastes. As a result, we are involved from time to time in administrative or legal proceedings relating to environmental matters and have incurred in the past and will continue to incur capital costs and other expenditures relating to environmental matters.

         Certain properties now or previously owned by us are undergoing remediation. Liability under environmental laws may be imposed on current and prior owners of property or businesses without regard to fault or to knowledge about the condition or action causing the liability. As an owner and operator of those properties, we may be required to incur costs relating to the remediation, and environmental conditions could lead to claims for personal injury, property damage or damages to natural resources.

         We have also in the past and may in the future be named a potentially responsible party ("PRP") at off-site third-party disposal sites to which our businesses have sent waste.

         We believe, based on current information, that any costs we may incur relating to environmental matters will not have a material adverse effect on our business, financial condition or result of operations. We cannot assure you, however, that we will not incur significant fines, penalties or other liabilities associated with noncompliance or clean-up liabilities or that future events, such as changes in laws or the interpretation thereof, the development of new facts or the failure of other PRPs to pay their share, will not cause us to incur additional costs that could have a material adverse effect on our business, financial condition or results of operations.

DEPENDENCE ON KEY PERSONNEL

         Our success depends to a significant extent upon the services of our senior management and other management in our various businesses. We could be adversely affected if any of these persons were unwilling or unable to continue in our employ.

RISKS ASSOCIATED WITH FOREIGN OPERATIONS; EXCHANGE RATE FLUCTUATIONS

         Our products are manufactured and assembled at facilities in the United States, the Dominican Republic, Germany, Ireland, the United Kingdom and Mexico and sold in many foreign countries. In 1999, less than 13% of our net sales and costs of goods sold occurred outside the United States and Canada. International manufacturing and sales are subject to inherent risks, including changes in local economic or political conditions, the impositions of currency exchange restrictions, unexpected changes in regulatory environments, potentially adverse tax consequences and exchange rate risk. We cannot assure you that these factors will not have a material adverse impact on our production capabilities or otherwise adversely affect our business and operating results.

 CONTROL BY PRINCIPAL SHAREHOLDERS

         Approximately 71.5% of the outstanding shares of our common stock is held by the DLJMB Funds. As a result of their stock ownership, the DLJMB Funds control us and (subject to any agreement they may have with CVC as described in "Description of Capital Stock--Other Stockholder Arrangements") have the power to elect all of our directors, appoint new management and approve any action requiring the approval of the holders of common stock, including adopting amendments to the certificate of incorporation and approving acquisitions or sales of all or substantially all of our assets.

         The general partners of each of the DLJMB Funds are affiliates or employees of Donaldson, Lufkin & Jenrette, Inc. ("DLJ, Inc."). DLJ Capital Funding, Inc., which is an agent and lender under our credit facility, and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC"), which was the initial purchaser of the Old Notes, are also affiliates of DLJ, Inc.

         Circumstances may occur in which the interests of such principal shareholders could be in conflict with your interests. In addition, such shareholders may have an interest in pursuing transactions that, in their judgment, enhance the value of their equity investment in Insilco, even though such transactions may involve risks to the holders of the notes.

TAX CONSEQUENCES OF ORIGINAL ISSUE DISCOUNT; LIMITATIONS ON HOLDERS' CLAIMS

         For U.S. federal income tax purposes, the issue price of a unit, consisting of $1,000 principal amount at maturity of 14% Senior Discount notes due 2008 and one warrant to purchase 0.325 of a share of our common stock at an exercise price of $0.01 per share, was allocated between the respective fair market values of the warrant and the note. For this reason, and because cash interest will not be payable on the notes prior to February 15, 2004, the notes have original issue discount from their principal amount at maturity. Consequently, purchasers of the notes will be required to include amounts in gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. Because only a portion of the issue price of a unit was allocated to a note, the rate at which a holder will be required to accrue original issue discount for U.S. federal income tax purposes will exceed the stated yield on the notes. In addition, the notes constitute "applicable high yield discount obligations" ("AHYDOs") for federal income tax purposes because the yield to maturity of the notes exceeds the relevant applicable federal rate (the "AFR") at the time of issue by more than five percentage points. Because the notes constitute AHYDOs, we (i) will not be entitled to deduct original issue discount ("OID") accruing with respect thereto until such amounts are actually paid, and (ii) may be precluded from ever deducting a portion of the OID that accrues on the notes.

         Under the indenture, in the event of an acceleration of the maturity of the notes upon the occurrence of an event of default, the holders of the notes may be entitled to recover only the amount which may be declared due and payable pursuant to the indenture, which prior to August 15, 2003, will be less than the principal amount at maturity of such notes.

         If a bankruptcy case is commenced by or against us under the United States Bankruptcy Code, the claim of a holder of notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the original issue price of the notes and (ii) that portion of the original issue discount (as determined on the basis of such issue price) which is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code. Accordingly, holders of the notes under such circumstances may, even if sufficient funds are available, receive a lesser amount than they would be entitled to under the express terms of the indenture. In addition, there can be no assurance that a bankruptcy court would compute the accrual of interest under the same rules as those used for the calculation of original issue discount under federal income tax law and, accordingly, a holder might be required to recognize gain or loss in the event of a distribution related to such a bankruptcy case.

FRAUDULENT TRANSFER STATUTES

         Federal or state fraudulent transfer laws permit a court, if it makes certain findings, to:

     o avoid all or a portion of our obligations to you;

     o subordinate our obligations to you to other existing and future indebtedness, entitling other creditors to be paid in full before any payment is made on the notes; and

     o take other action detrimental to you, including, in certain circumstances, invalidating the notes.

In that event, there would be no assurance that you would ever be repaid.

     Under federal and state fraudulent transfer laws, in order to take any of the actions described above, courts will typically need to find that, at the time the notes were issued, we:

     (a) issued the notes with the intent of hindering, delaying or defrauding current or future creditors; or

     (b) received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the notes and

         (1) were insolvent or were rendered insolvent by reason of the issuance of the notes,

         (2) were engaged, or about to engage, in a business or transaction for which our assets were unreasonably small; or

         (3) intended to incur, or believed (or should have believed) we would incur, debts beyond our ability to pay as such debts mature (as all of the foregoing terms are defined in or interpreted under such fraudulent transfer statutes).

     Different jurisdictions define "insolvency" differently. However, we generally would be considered insolvent at the time we incurred the indebtedness constituting the notes if (a) the fair market value (or fair saleable value) of our assets is less than the amount required to pay our total existing debts and liabilities (including the probable liability on contingent liabilities) as they become absolute or matured or (b) we were incurring debts beyond our ability to pay as such debts mature. We cannot assure you as to what standard a court would apply in order to determine whether we were "insolvent" as of the date the notes were issued, and we cannot assure you that, regardless of the method of valuation, a court would not determine that we were insolvent on that date. Nor can we assure you that a court would not determine, regardless of whether we were insolvent on the date the notes were issued, that the payments constituted fraudulent transfers on another ground.

TRADING MARKET FOR THE NOTES

         There is no existing trading market for the notes, and we cannot assure you about the future development of a market for the notes or your ability to sell their New Notes or the price at which you may be able to sell your notes. If such market were to develop, the notes could trade at prices that may be higher or lower than their initial offering price depending on many factors, including prevailing interest rates, our operating results and the market for similar securities. Although it is not obligated to do so, DLJSC currently makes a market in the notes. Any such market-making activity may be discontinued at any time, for any reason, without notice at the sole discretion of DLJSC. No assurance can be given as to the liquidity of or the trading market for the notes.

                                 USE OF PROCEEDS

         This prospectus is delivered in connection with the sale of the notes by DLJSC in market-making transactions or by DLJ Investment Partners, L.P., DLJ ESC II, L.P. and DLJ Investment Funding, Inc. (the "DLJ Mezzanine Investors"), Alliance Capital Management, L.P. or other selling securityholder named in an accompanying prospectus supplement in resale transactions. We will not receive any of the proceeds from such transactions.

                                 CAPITALIZATION

         The following table sets forth the consolidated capitalization of the Company as of December 31, 1999. This table should be read in conjunction with the consolidated financial statements, related notes, and other financial information of the Company that we have incorporated in this document by reference.

                                                             As of December
                                                                31, 1999
                                                                 Actual
                                                              (in millions)
                                                             ---------------
Cash and cash equivalents                                        $   6.5
                                                             ===============

 Long-term debt:
   Bank Term Loan                                                $ 120.0
   Credit Facility                                                  79.1
   12% Senior Subordinated Notes                                   119.8
   14% Senior Subordinated Notes                                    82.8
   Miscellaneous                                                      .2
                                                             ---------------
   Total long-term debt (including current portion)              $ 401.9
                                                             ---------------
PIK Preferred Stock                                                 40.1
Stockholders' deficit                                             (240.0)
                                                             ---------------
       Total capitalization                                      $ 202.0
                                                             ===============

                       DESCRIPTION OF CERTAIN INDEBTEDNESS

CREDIT FACILITY

         On November 24, 1998 a credit facility was provided by a syndicate of banks and other financial institutions led by Donaldson, Lufkin & Jenrette Securities Corporation, as arranger, DLJ Capital Funding, as syndication agent, and The First National Bank of Chicago, as administrative agent. The credit facility includes a $125 million term loan facility and a $175 million revolving credit facility (subject to adjustment as provided below), which provides for revolving loans and up to $50 million of letters of credit. The term loan facility has a maturity of seven years. The revolving credit facility will terminate on July 8, 2003.

         Borrowings under the credit facility generally bear interest, at Insilco's option, at the Administrative Agent's alternate base rate or at the reserve-adjusted London Interbank Offered Rate ("LIBOR") plus, in each case, applicable margins of

      (1)  in the case of alternate base rate loans,

               (x)  1.75% for revolving and

               (y)  2.50% for term loans and

      (2)  in the case of LIBOR loans,

               (x)  3.00% for revolving and

               (y)  3.75% for term loans.

         Insilco pays a commitment fee calculated at a rate of 0.625% per annum on the daily average unused commitment under the revolving credit facility. Such fee will be payable monthly in arrears and upon termination of the revolving credit facility.

         Beginning May of 1999, the applicable margins for the revolving credit facility, as well as the commitment fee and letter of credit fee, were subject to possible reductions based on the ratio of consolidated Debt to EBITDA (each as defined in the credit facility).

         Insilco will pay a letter of credit fee on all outstanding letters of credit, at a rate per annum equal to the then applicable margin for LIBOR loans under the revolving credit facility. Such fees will be payable monthly in arrears. In addition, Insilco will pay customary transaction charges in connection with any letters of credit.

         Availability under the revolving credit facility will decrease:

     (1) on the six month anniversary of the credit facility closing date by an amount equal to $46.0 million less the aggregate consideration paid in connection with acquisitions or committed to be paid pursuant to a signed definitive acquisition agreement entered into prior to such date, and

     (2) by $20.0 million on each of July 10, 2000, July 10, 2001 and July 10, 2002. The term loan facility will be subject to the following amortization schedule:

      Year                                               Percentage Reduction
      ----                                               --------------------

       1 . . . . . . . . . . . . . . . . . . . . . .              1.0%
       2 . . . . . . . . . . . . . . . . . . . . . .              1.0%
       3 . . . . . . . . . . . . . . . . . . . . . .              1.0%
       4 . . . . . . . . . . . . . . . . . . . . . .              1.0%
       5 . . . . . . . . . . . . . . . . . . . . . .              1.0%
       6 . . . . . . . . . . . . . . . . . . . . . .              1.0%
       7 . . . . . . . . . . . . . . . . . . . . . .             94.0%
                                                                -----
                                                                100.0%

     The term loan facility is subject to mandatory prepayment:

     (1) with 100% of the net cash proceeds from the issuance of debt, subject to certain exceptions;

     (2) with 100% of the net cash proceeds of asset sales and casualty events, subject to certain exceptions;

     (3) with 50% of Insilco's Excess Cash Flow (as defined in the new credit facility) to the extent that the Leverage Ratio (as defined in the new credit facility) exceeds 3.5 to 1.0; and

     (4) with 50% of the net cash proceeds from the issuance of equity to the extent that the Leverage Ratio exceeds 3.5 to 1.0.

         Insilco's obligations under the credit facility are secured by a first-priority perfected lien on:

     (1) substantially all domestic property and assets, tangible and intangible (other than accounts receivable sold or to be sold into the accounts receivable program and short term real estate leases), of Insilco and its domestic subsidiaries;

     (2) the capital stock of:

         (a) Insilco held by Holdings; and

         (b) substantially all subsidiaries of Insilco (provided that no more than 65% of the equity interest in non- U.S. subsidiaries held by Insilco and its domestic subsidiaries and no equity interests in subsidiaries held by foreign subsidiaries are required to be pledged); and

     (3) all intercompany indebtedness.

         Holdings has guaranteed the obligations of Insilco under the credit facility. In addition, obligations under the credit facility are guaranteed by substantially all domestic subsidiaries.

         The credit facility contains customary covenants and restrictions on Insilco's ability to engage in certain activities, including, but not limited to:

     (1) limitations on the incurrence of liens and indebtedness;

     (2) restrictions on sale lease-back transactions, consolidations, mergers, sale of assets, capital expenditures, transactions with affiliates and investments; and

     (3) strict restrictions on dividends, and other similar distributions.

         The credit facility also contains financial covenants requiring Insilco to maintain a minimum Interest Coverage Ratio (as defined in the credit facility); a minimum Fixed Charge Coverage Ratio (as defined in the credit facility); and a maximum Leverage Ratio.

12% NOTES

         The 12% Notes were issued under the 12% Note Indenture, dated as of November 9, 1998, between Insilco and Star Bank, N.A., as trustee (the "Trustee"). The 12% Notes are unsecured senior subordinated obligations of Insilco, are limited to $120 million aggregate principal amount, will mature on August 15, 2007, and bear interest at the rate of 12% per annum, payable semi-annually on February 15 and August 15 of each year commencing February 15, 1999. The 12% Notes are redeemable, in whole or in part, at the option of Insilco, at any time on or after August 15, 2002, at redemption prices (expressed as percentages of the principal amount redeemed), plus accrued interest to but excluding the redemption date, if redeemed during the twelve-month period commencing on August 15 in the years set forth below:

       Year                                                   Redemption Price
       ----                                                   ----------------

       2002 . . . . . . . . . . . . . . . . . . . . . .          106.000%
       2003 . . . . . . . . . . . . . . . . . . . . . .          104.000%
       2004 . . . . . . . . . . . . . . . . . . . . . .          102.000%
       2005 and thereafter. . . . . . . . . . . . . . .          100.000%

     The 12% Note Indenture contains covenants that, among other things:

     o limit the ability of Insilco and its Restricted Subsidiaries (as defined) to incur additional indebtedness and contingent obligations;

     o limit the ability of Insilco to grant liens on debt which is subordinate or junior to the 12% Notes;

     o limit the ability of Insilco and its Restricted Subsidiaries to pay dividends or make other distributions on account of, or purchase, redeem or otherwise acquire, any shares of any class of its capital stock or, prior to any scheduled maturity, repayment or sinking fund payment, any indebtedness of Insilco that (subject to certain o exceptions) is subordinate in right of payment to the 12% Notes, or make any Investment (as defined) which is not a Permitted Investment (as defined);

     o limit the incurrence of any debt or the issuance of preferred stock by Insilco's Restricted Subsidiaries;

     o prohibit the issuance by Insilco of any indebtedness that is by its terms subordinated in right of payment to any senior debt and senior in right of payment to the 12% Notes;

     o prohibit Insilco's Restricted Subsidiaries, directly or indirectly from assuming, guaranteeing or in any other manner becoming liable with respect to any debt that by its terms is pari passu with or junior in right of payment to the 12% Notes;

     o limit the ability of Insilco and its Restricted Subsidiaries to engage in transactions with Insilco's affiliates;

     o limit the ability of Insilco to merge, consolidate or sell all or substantially all its assets;

     o prohibit, subject to certain exceptions, Insilco or its Restricted Subsidiaries from creating or permitting to exist any consensual encumbrance or restriction on the ability of such subsidiaries to pay dividends, repay certain indebtedness owed to Insilco or any such subsidiary thereof or transfer assets to Insilco or its Restricted Subsidiaries; and

     o limit the ability of Insilco and Insilco's Restricted Subsidiaries from making certain asset sales and in connection with permitted asset sales require that the proceeds thereof be used to make an offer to repurchase the 12% Notes at 100% of their principal amount unless such proceeds have been reinvested in the business of Insilco or used to repay indebtedness.

         The 12% Note Indenture contains certain events of default which include the failure to pay interest and principal on the 12% Notes, the failure to comply with covenants in the 12% Notes or the 12% Note Indenture, a payment default under, or acceleration of, certain other indebtedness of Insilco and Insilco's Restricted Subsidiaries, the rendering of certain final judgments and certain events occurring under bankruptcy laws.

         The 12% Notes are subordinate in right of payment to all "senior indebtedness" of Insilco, as such term is defined in the 12% Note Indenture. As defined in the 12% Note Indenture, "senior indebtedness" includes, among other things, indebtedness and other obligations owing in respect of the Existing Credit Facility as well as amendments, modifications, renewals, extensions, refinancing and refundings of any such indebtedness. All senior indebtedness shall be and remain senior indebtedness for all purposes of the 12% Note Indenture, whether or not subordinated in any insolvency proceeding.

                              DESCRIPTION OF NOTES

         The notes were issued under the Indenture dated as of August 17, 1998 between Silkworm and Star Bank, N.A., as trustee (the "Trustee"), as amended by The First Supplemental Indenture dated as of August 17, 1998 between Holdings and the Trustee (as amended, the "Indenture"). The Indenture has been filed as an exhibit to the registration statement (the "Registration Statement") of which this Prospectus forms a part. The Indenture is qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Indenture, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act. The definitions of certain general terms used in the following summary are set forth below under "--Certain Definitions."

         The notes are general unsecured obligations of Holdings and are senior in right of payment to all future Indebtedness of Holdings that is subordinated to the notes and pari passu in right of payment with all future Indebtedness of Holdings that is not subordinated to the notes. Holdings is the sole obligor with respect to the notes; however, the operations of Holdings are conducted entirely through its Subsidiaries and, therefore, Holdings is completely dependent upon the operations and cash flow of its Subsidiaries to meet its obligations, including its obligations under the notes. The Credit Facility, the 10 1/4% Note Indenture and the 12% Note Indenture significantly restrict Insilco's ability to pay dividends or make any other distributions to Holdings. The ability of Insilco to comply with the conditions in the Credit Facility, the 10 1/4% Note Indenture and the 12% Note Indenture may be affected by certain events that are beyond Holdings' control. The notes are effectively subordinated to all Indebtedness and other liabilities (including, without limitation, trade payables and lease obligations) of Holdings' Subsidiaries, including, without limitation, to Insilco's obligations under the Credit Facility, the 10 1/4% Note Indenture and the 12% Note Indenture. Any right of Holdings to receive assets of any of its Subsidiaries upon such Subsidiary's liquidation or reorganization (and the consequent right of Holders of the notes to participate in those assets) is effectively subordinated to the claims of that Subsidiary's creditors except to the extent that Holdings itself is recognized as a creditor of such Subsidiary, in which case the claims of Holdings would still be subordinate to the claims of such creditors who hold security in the assets of such Subsidiary and to the claims of such creditors who hold Indebtedness of such Subsidiary senior to that held by Holdings. As of December 31, 1999, Holdings and its subsidiaries had Indebtedness of approximately $400.6 million and Holdings' Subsidiaries had approximately $522.4 million of outstanding liabilities. The Indenture will permit the incurrence of certain additional Indebtedness of Holdings and Holdings' Subsidiaries in the future. See "Risk Factors--Limitation on Access to Cash Flow of Subsidiaries; Holding Company Structure," "Risk Factors--Substantial Leverage; Liquidity; Stockholders' Deficit" and "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

         We refer to Holdings as the Issuer of the notes in this section of the prospectus.

         All of the Issuer's Subsidiaries are Restricted Subsidiaries. However, under certain circumstances, the Issuer is permitted to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries are subject to the restrictive covenants set forth in the Indenture.

PRINCIPAL, MATURITY AND INTEREST

         The notes are limited in aggregate principal amount at maturity to $138.0 million and will mature on August 15, 2008. The notes were issued at a substantial discount from their principal amount at maturity in order to generate gross proceeds of $68.2 million. Until August 15, 2003, no interest will accrue on the notes, but the Accreted Value will increase (representing amortization of original issue discount) between the date of original issuance and August 15, 2003, on a semi-annual bond equivalent basis using a 360-day year comprised of twelve 30-day months, such that the Accreted Value shall be equal to the full principal amount at maturity of the notes on August 15, 2003. Beginning on August 15, 2003, interest on the notes will accrue at the rate of 14% per annum and will be payable in cash semi-annually in arrears on February 15 and August 15, commencing on February 15, 2004, to Holders of record on the immediately preceding February 1 and August 1. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from August 15, 2003. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of, premium, if any, and interest and Liquidated Damages, if any, on the notes will be payable at the office or agency of the Issuer maintained for such purpose within the City and State of New York or, at the option of the Issuer, payment of interest and Liquidated Damages may be made by check mailed to the Holders of the notes at their respective addresses set forth in the register of Holders of notes; provided that (i) all payments of principal, premium, interest and Liquidated Damages with respect to notes represented by one or more permanent global notes will be paid by wire transfer of immediately available funds to the account of DTC or any successor thereto and (ii) any Liquidated Damages attributable to periods ending on or before August 15, 2003 shall be payable through the issuance of additional notes (valued at 100% of the Accreted Value thereof on the date of any such payment). Until otherwise designated by the Issuer, the Issuer's office or agency in New York will be the office of the Trustee maintained for such purpose. The notes were issued in denominations of $1,000 and integral multiples thereof.

         Subject to the covenants described below, the Issuer may issue additional notes under the Indenture having the same terms in all respects as the notes (or in all respects except for the payment of interest on the notes
(i) scheduled and paid prior to the date of issuance of such notes or (ii) payable on the first Interest Payment Date following such date of issuance). The notes and any such additional notes would be treated as a single class for all purposes under the Indenture.

OPTIONAL REDEMPTION

         Except as provided below, the notes are not redeemable at the Issuer's option prior to August 15, 2003. Thereafter, the notes will be subject to redemption at any time at the option of the Issuer, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount at maturity) set forth below, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on August 15 of the years indicated below:

       Year                                                      Percentage
       ----                                                      ----------

       2002 . . . . . . . . . . . . . . . . . . . . . .            107.000%
       2003 . . . . . . . . . . . . . . . . . . . . . .            104.667%
       2004 . . . . . . . . . . . . . . . . . . . . . .            102.333%
       2005 and thereafter. . . . . . . . . . . . . . .            100.000%

         Notwithstanding the foregoing, on or prior to August 15, 2001, the Issuer may redeem up to 100% of the aggregate principal amount at maturity of notes ever issued under the Indenture at a redemption price of 114% of the Accreted Value thereof, plus Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that, such redemption shall occur within 365 days of the date of the closing of any such Public Equity Offering.

         In addition, at any time prior to August 15, 2003, the Issuer may, at its option upon the occurrence of a Change of Control, redeem the notes, in whole but not in part, upon not less than 30 nor more than 60 days' prior notice (but in no event may any such redemption occur more than 60 days after the occurrence of such Change of Control), in cash at a redemption price equal to
(i) the present value at such time of the optional redemption price of such note at August 15, 2003 (such redemption price being described under "--Optional Redemption") computed using a discount rate equal to the Treasury Rate plus 75 basis points, plus (ii) accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption.

         "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to August 15, 2003; provided that if the period from the redemption date to August 15, 2003 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

SELECTION AND NOTICE

         If less than all of the notes are to be redeemed at any time, selection of notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed, or, if the notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no notes having a principal amount at maturity of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount at maturity thereof to be redeemed. A new note in principal amount at maturity equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

MANDATORY REDEMPTION

         The Issuer is not required to make mandatory redemption of, or sinking fund payments with respect to, the notes.

REPURCHASE AT THE OPTION OF HOLDERS

     PUBLIC COMMON STOCK OFFERINGS

         Upon the occurrence of a Public Common Stock Offering prior to August 15, 2001, the Issuer is required to make an offer to all Holders of notes pursuant to the offer described below (the "Public Common Stock Offering Offer") to purchase the maximum principal amount at maturity of notes that may be purchased with the net cash proceeds of the Public Common Stock Offering at an offer price in cash equal to 114% of the Accreted Value thereof, plus accrued and unpaid Liquidated Damages, if any, thereon to the date of repurchase (the "Public Common Stock Offering Payment"). Within 65 days following any such Public Common Stock Offering, the Issuer will (or will cause the Trustee to) mail a notice to each Holder describing the transaction or transactions that constitute the Public Common Stock Offering and offering to repurchase notes, pursuant to the procedures required by the Indenture and described in such notice. If the aggregate Public Common Stock Offering Payment of notes surrendered by Holders thereof in connection with a Public Common Stock Offering offer exceeds the net cash proceeds of the Public Common Stock Offering, the Trustee shall select the notes to be purchased as set forth under "--Selection and Notice." The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Public Common Stock Offering. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture relating to such Public Common Stock Offering Offer, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

         On the Public Common Stock Offering Payment Date, the Issuer will, to the extent lawful, (a) accept for payment all notes or portions thereof properly tendered pursuant to the Public Common Stock Offering Offer, (b) deposit with the Paying Agent an amount equal to the Public Common Stock Offering Payment in respect of all notes or portions thereof so tendered and (c) deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount at maturity of notes or portions thereof being purchased by the Issuer. The Paying Agent will promptly mail to each Holder of notes so tendered the Public Common Stock Offering Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new note equal in principal amount at maturity to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount at maturity of $1,000 or an integral multiple thereof. The Issuer will publicly announce the results of the Public Common Stock Offering Offer on or as soon as practicable after the Public Common Stock Offering Payment Date.

         The Indenture will provide that the Issuer will fix the Public Common Stock Offering Payment Date no earlier than 30 but no more than 60 days after the Public Common Stock Offering Offer is mailed as set forth above. Prior to complying with the provisions of the preceding sentence, but in any event within 60 days following a Public Common Stock Offering, the Issuer will either repay all outstanding Indebtedness of the Issuer or any of its Subsidiaries that restricts the ability of the Issuer to repurchase, or obtain funds to repurchase, the notes or obtain the requisite consents, if any, under all agreements governing all such outstanding Indebtedness to permit the repurchase, or the obtaining of funds for the repurchase, of the notes required by this covenant. The Existing Credit Facility contains provisions that currently prohibit the use of the proceeds of a Public Common Stock Offering to repurchase notes. In the event of a Public Common Stock Offering, the Company will be required to obtain an amendment or waiver to the Existing Credit Facility in order to satisfy its obligations to purchase notes with the net cash proceeds of a Public Common Stock Offering. No assurance can be given that the Issuer will be able to obtain any such amendment or waiver with respect to a Public Common Stock Offering. The Issuer's failure to make a Public Common Stock Offering Offer when required or to purchase tendered notes when tendered would constitute an Event of Default under the Indenture. See "Risk Factors."

         The Public Common Stock Offering provisions described above will be applicable whether or not any other provisions of the Indenture are applicable and shall apply to each Public Common Stock Offering occurring during the three-year period ending on August 15, 2001.

     CHANGE OF CONTROL

         Upon the occurrence of a Change of Control, each Holder of notes will have the right to require the Issuer to repurchase all or any part (equal to $1,000 principal amount at maturity or an integral multiple thereof) of such notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the Accreted Value thereof, in the case of any such purchase prior to August 15, 2003, or 101% of the aggregate principal amount at maturity thereof, in the case of any such purchase on or after August 15, 2003, in each case plus accrued and unpaid interest, if any, and Liquidated Damages, if any, thereon to the date of repurchase (the "Change of Control Payment"). Within 65 days following any Change of Control, the Issuer will (or will cause the Trustee to) mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes, pursuant to the procedures required by the Indenture and described in such notice. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture relating to such Change of Control Offer, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

         On the Change of Control Payment Date, the Issuer will, to the extent lawful, (a) accept for payment all notes or portions thereof property tendered pursuant to the Change of Control Offer, (b) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered and (c) deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount at maturity of notes or portions thereof being purchased by the Issuer. The Paying Agent will promptly mail to each Holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new note equal in principal amount at maturity to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount at maturity of $1,000 or an integral multiple thereof. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Indenture provides that the Issuer will fix the Change of Control Payment Date no earlier than 30 but no more than 60 days after the Change of Control Offer is mailed as set forth above. Prior to complying with the provisions of the preceding sentence, but in any event within 60 days following a Change of Control, the Issuer will either repay all outstanding Indebtedness of the Issuer or any of its Subsidiaries that restricts the ability of the Issuer to repurchase, or obtain funds to repurchase, the notes or obtain the requisite consents, if any, under all agreements governing all such outstanding Indebtedness to permit the repurchase, or the obtaining of funds for the repurchase, of the notes required by this covenant. The Existing Credit Facility and the 10 1/4% Note Indenture restrict Insilco from paying any dividends or making any other distributions to the Issuer. If the Issuer does not obtain the consent of the lenders under agreements governing outstanding Indebtedness of its Subsidiaries, including under the Existing Credit Facility and the 10 1/4%
Note Indenture, to permit the repurchase of the notes or does not refinance such Indebtedness, the Issuer will likely not have the financial resources to purchase notes and the Issuer's Subsidiaries will be restricted by the terms of such Indebtedness from paying dividends to the Issuer or otherwise lending or distributing funds to the Issuer for the purpose of such purchase. In any event, there can be no assurance that the Issuer's Subsidiaries will have the resources available to pay any such dividend or make any such distribution. The Issuer's failure to make a Change of Control Offer when required or to purchase tendered notes when tendered would constitute an Event of Default under the Indenture. See "Risk Factors."

         The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the notes to require that the Issuer repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

         The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

         "Change of Control" means the occurrence of any of the following: (a) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any "person" or "group" (as such terms are used in Section 13(d) of the Exchange Act), other than the Principals and their Related Parties; (b) the adoption of a plan for the liquidation or dissolution of the Issuer, (c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" or "group" (as such terms are used in Section 13(d) of the Exchange Act), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of 50% or more of the voting power of the outstanding voting stock of the Issuer; or (d) the first day on which a majority of the members of the Board of Directors of the Issuer are not Continuing Directors.

         The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Issuer and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Issuer to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

         "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Issuer who (a) was a member of such Board of Directors immediately after consummation of the Merger or (b) was nominated for election or elected to such Board of Directors with the approval of, or whose election to the Board of Directors was ratified by, at least a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

ASSET SALES

         The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (a) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (b) at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary is in the form of
(i) cash or Cash Equivalents or (ii) property or assets that are used or useful in a Permitted Business, or the Capital Stock of any Person engaged in a Permitted Business if, as a result of the acquisition by the Issuer or any Restricted Subsidiary thereof, such Person becomes a Restricted Subsidiary; provided that the amount of (x) any liabilities (as shown on the Issuer's or such Restricted Subsidiary's most recent balance sheet), of the Issuer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Issuer or such Restricted Subsidiary from further liability, (y) any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), and (z) any Designated Noncash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (z) that is at that time outstanding, not to exceed 15% of Total Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of this provision; and provided further that the 75% limitation referred to in clause (b) above will not apply to any Asset Sale in which the after-tax cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the foregoing proviso, is equal to or greater than what the after-tax cash or cash equivalent portion of the consideration would have been had such Asset Sale complied with the aforementioned 75% limitation.

         Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer or any such Restricted Subsidiary shall apply such Net Proceeds, at its option, to (a) repay or purchase Pari Passu Indebtedness of the Issuer or any Indebtedness of any Restricted Subsidiary, provided that, if the Issuer shall so repay or purchase Pari Passu Indebtedness of the Issuer, it will equally and ratably reduce Indebtedness under the notes if the notes are then redeemable, or, if the notes may not then be redeemed, the Issuer shall make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders of notes to purchase at a purchase price equal to 100% of the principal amount at maturity of the notes (or, in the case of purchases of notes prior to August 15, 2003, at a purchase price equal to 100% of the Accreted Value thereof), plus accrued and unpaid interest and Liquidated Damages, if any, thereon as of the date of purchase of the notes that would otherwise be redeemed, or (b) make an investment in property, make a capital expenditure or acquire assets that are used or useful in a Permitted Business, or Capital Stock of any Person primarily engaged in a Permitted Business if (i) as a result of the acquisition by the Issuer or any Restricted Subsidiary thereof, such Person becomes a Restricted Subsidiary or (ii) the Investment in such Capital Stock is permitted by clause (f) of the definition of Permitted Investments. Pending the final application of any such Net Proceeds, the Issuer may temporarily reduce Indebtedness or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

         Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Issuer will be required to make an offer to all Holders of notes (an "Asset Sale Offer") to purchase the maximum principal amount at maturity of notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount at maturity thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase (or, in the case of repurchases of notes prior to August 15, 2003, at a purchase price equal to 100% of the Accreted Value, plus Liquidated Damages, if any, thereon as of the date of repurchase), in accordance with the procedures set forth in the Indenture. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount at maturity or Accreted Value (as applicable) of notes surrendered by Holders thereof in connection with an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the notes to be purchased as set forth under "--Selection and Notice." Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

         The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture relating to such Asset Sale Offer, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

         The Existing Credit Facility and the 10 1/4% Note Indenture restrict Insilco from paying any dividends or making any other distributions to the Issuer to permit the Issuer to make an Asset Sale Offer. If the Issuer does not obtain the consent of the lenders under agreements governing outstanding Indebtedness of its Subsidiaries, including under the Existing Credit Facility and the 10 1/4% Note Indenture, to permit the repurchase of the notes or does not refinance such Indebtedness, the Issuer will likely not have the financial resources to purchase notes and the Issuer's Subsidiaries will be restricted by the terms of such Indebtedness from paying dividends to the Issuer or otherwise lending or distributing funds to the Issuer for the purpose of such purchase. In any event, there can be no assurance that the Issuer's Subsidiaries will have the resources available to pay any such dividend or make any such distribution. The Issuer's failure to make an Asset Sale Offer when required or to purchase tendered notes when tendered would constitute an Event of Default under the Indenture. See "Risk Factors."

CERTAIN COVENANTS

     RESTRICTED PAYMENTS

         The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, (a) declare or pay any dividend or make any other payment or distribution on account of the Issuer's or any of its Restricted Subsidiaries' Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuer or dividends or distributions payable to the Issuer or any Wholly Owned Restricted Subsidiary of the Issuer); (b) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Issuer, any of its Restricted Subsidiaries or any other Affiliate of the Issuer (other than any such Equity Interests owned by the Issuer or any Restricted Subsidiary of the Issuer); (c) make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of the

Issuer (other than the notes and Indebtedness in respect of the Existing Credit Facility) that is pari passu or subordinated in right of payment to the notes, except in accordance with the mandatory redemption or repayment provisions set forth in the original documentation governing such Indebtedness or in accordance with the covenant described under the caption entitled "--Repurchase at the Option of Holders--Asset Sales" (but not pursuant to any other mandatory offer to repurchase upon the occurrence of any event); or (d) make any Restricted Investment (all such payments and other actions set forth in clauses (a) through (d) above being collectively referred to as Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

     (i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

    (ii) the Issuer would, immediately after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

   (iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (a) (to the extent that the declaration of any dividend referred to therein reduces amounts available for Restricted Payments pursuant to this clause (iii)), (b), (c), (e) through (h),
         (j), (k), and (m) through (o) and (q) of the next succeeding paragraph), is less than the sum, without duplication, of (A) 50% of the Adjusted Consolidated Net Income of the Issuer for the period (taken as one accounting period) commencing October 1, 1998 to the end of the Issuer's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Adjusted Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (B) 100% of the Qualified Proceeds received by the Issuer on or after the Issue Date from contributions to the Issuer's capital or from the issue or sale on or after the Issue Date of Equity Interests of the Issuer or of Disqualified Stock or convertible debt securities of the Issuer to the extent that they have been converted into such Equity Interests (other than Equity Interests, Disqualified Stock or convertible debt securities sold to a Subsidiary of the Issuer and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (C) the amount equal to the net reduction in Investments in Persons after the date of the Indenture who are not Restricted Subsidiaries (other than Permitted Investments) resulting from (x) Qualified Proceeds received as a dividend, repayment of a loan or advance or other transfer of assets (valued at the fair market value thereof) to the Issuer or any Restricted Subsidiary from such Persons, (y) Qualified Proceeds received upon the sale or liquidation of such Investment and (z) the redesignation of Unrestricted Subsidiaries (excluding any increase in the amount available for Restricted Payments pursuant to clause (i) or (m) below arising from the redesignation of such Unrestricted Subsidiary) whose assets are used or useful in, or which is engaged in, one or more Permitted Business as Restricted Subsidiaries (valued (proportionate to the Issuer's equity interest in such Subsidiary) at the fair market value of the net assets of such Subsidiary at the time of such redesignation).

     The foregoing provisions will not prohibit:

     (a) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

     (b) (i) the redemption, repurchase, retirement, defeasance or other acquisition of any pari passu Indebtedness, Subordinated Indebtedness or Equity Interests of the Issuer (the "Retired Capital Stock") in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of, other Equity Interests of the Issuer (other than any Disqualified Stock) (the "Refunding Capital Stock"), provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (iii)(B) of the preceding paragraph, and (ii) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (f) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement; provided that, at the time of the declaration of any such dividends, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

     (c) the defeasance, redemption, repurchase, retirement or other acquisition of Subordinated Indebtedness of the Issuer with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

     (d) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or Insilco held by any member of Insilco's or the Issuer's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement, provided that (i) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed (x) $7.5 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following clause (y)) of $15.0 million in any calendar year), plus (y) the aggregate cash proceeds received by the Issuer during such calendar year from any reissuance of Equity Interests by the Issuer or Insilco to members of management of the Issuer and its Restricted Subsidiaries and (ii) no Default or Event of Default shall have occurred and be continuing immediately after such transaction;

     (e) payments and transactions in connection with the Recapitalization and the application of the proceeds thereof, and the payment of fees and expenses with respect thereto;

     (f) the declaration and payment of dividends to holders of any class or series of preferred stock (other than Disqualified Stock), provided that, at the time of such issuance, after giving effect to such issuance on a pro forma basis, the Fixed Charge Coverage Ratio for the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such issuance would have been no less than 1.5 to 1;

     (g) the payment of dividends by a Restricted Subsidiary on any class of common stock of such Restricted Subsidiary if (i) such dividend is paid pro rata to all holders of such class of common stock and (ii) at least 51% of such class of common stock is held by the Issuer or one or more of its Restricted Subsidiaries;

     (h) the repurchase of any class of common stock of a Restricted Subsidiary if (i) such repurchase is made pro rata with respect to such class of common stock and (ii) at least 51% of such class of common stock is held by the Issuer or one or more of its Restricted Subsidiaries;

     (i) any other Restricted Investment made in a Permitted Business which, together with all other Restricted Investments made pursuant to this clause (i) since the date of the Indenture, does not exceed $25.0 million (in each case, after giving effect to all subsequent reductions in the amount of any Restricted Investment made pursuant to this clause
         (i), either as a result of (A) the repayment or disposition thereof for cash or (B) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued proportionate to the Issuer's equity interest in such Subsidiary at the time of such redesignation at the fair market value of the net assets of such Subsidiary at the time of such redesignation), in the case of clause (A) and (B), not to exceed the amount of such Restricted Investment previously made pursuant to this clause (i)); provided that no Default or Event of Default shall have occurred and be continuing immediately after making such Restricted Investment;

     (j) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary issued on or after the date of the Indenture in accordance with the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that no Default or Event of Default shall have occurred and be continuing immediately after making such Restricted Payment;

     (k) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

     (l) the payment of dividends on the Issuer's or Insilco's common stock, following the first public offering of the Issuer's or Insilco's common stock after the date of the Indenture, of up to 6.0% per annum of the net proceeds received by the Issuer or Insilco from such public offering of its common stock, other than, in each case, with respect to public offerings with respect to the Issuer's or Insilco's common stock registered on Form S-8; provided that no Default or Event of Default shall have occurred and be continuing immediately after any such payment of dividends;

     (m) any other Restricted Payment which, together with all other Restricted Payments made pursuant to this clause (m) since the date of the Indenture, does not exceed $25.0 million (in each case, after giving effect to all subsequent reductions in the amount of any Restricted Investment made pursuant to this clause (m) either as a result of (i) the repayment or disposition thereof for cash or (ii) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued proportionate to the Issuer's equity interest in such Subsidiary at the time of such redesignation at the fair market value of the net assets of such Subsidiary at the time of such redesignation), in the case of clause (i) and (ii), not to exceed the amount of such Restricted Investment previously made pursuant to this clause (m)) provided that no Default or Event of Default shall have occurred and be continuing immediately after making such Restricted Payment;

     (n) the pledge by the Issuer of the Capital Stock of an Unrestricted Subsidiary of the Issuer to secure Non- Recourse Debt of such Unrestricted Subsidiary;

     (o) the purchase, redemption or other acquisition or retirement for value of any Equity Interests of any Restricted Subsidiary issued after the date of the Indenture, provided that the aggregate price paid for any such repurchased, redeemed, acquired or retired Equity Interests shall not exceed the sum of (i) the amount of cash and Cash Equivalents received by such Restricted Subsidiary from the issue or sale thereof and (ii) any accrued dividends thereon the payment of which would be permitted pursuant to clause (j) above;

     (p) any Investment in an Unrestricted Subsidiary that is funded by Qualified Proceeds received by the Issuer on or after the date of the Indenture from contributions to the Issuer's capital or from the issue and sale on or after the date of the Indenture of Equity Interests of the Issuer or of Disqualified Stock or convertible debt securities to the extent they have been converted into such Equity Interests (other than Equity Interests, Disqualified Stock or convertible debt securities sold to a Subsidiary of the Issuer and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock) in an amount (measured at the time such Investment is made and without giving effect to subsequent changes in value) that does not exceed the amount of such Qualified Proceeds; and

     (q) distributions or payments of Receivables Fees.

         The Board of Directors may designate any Restricted Subsidiary (other than Insilco) to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such designation, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Restricted Investments in an amount equal to the greater of (i) the net book value of such Investments at the time of such designation and (ii) the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Investment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

         The amount of (i) all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment and (ii) Qualified Proceeds (other than cash) shall be the fair market value on the date of receipt thereof by the Issuer of such Qualified Proceeds. The fair market value of any non-cash Restricted Payment in excess of $1.0 million shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. Not later than the date of making any Restricted Payment that exceeds $2.0 million, the Issuer shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed.

INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

         The Indenture provides that (a) the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness), (b) the Issuer will not, and will not permit any of its Restricted Subsidiaries to, issue any shares of Disqualified Stock and (c) the Issuer will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided that the Issuer or any Restricted Subsidiary may incur Indebtedness (including Acquired

Indebtedness) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Issuer's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 1.5 to 1, determined on a consolidated pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

         The Indenture also provides that the Issuer will not incur any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Issuer unless such Indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms; provided that no Indebtedness of the Issuer shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer solely by virtue of being unsecured.

         The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Indebtedness"):

     (i) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness under the Existing Credit Facility; provided that the aggregate principal amount of all Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer and such Restricted Subsidiaries thereunder) then classified as having been incurred in reliance upon this clause
         (i) that remains outstanding under the Existing Credit Facility (together with any outstanding Indebtedness then classified as Permitted Refinancing Indebtedness to the extent the proceeds of which were used to refinance any Indebtedness classified at the time of such refinancing as (x) having been incurred in reliance upon this clause
         (i) or (y) Permitted Refinancing Indebtedness described in the preceding clause (x) or this clause (y)) after giving effect to such incurrence does not exceed an amount equal to $250.0 million (it being understood that the use of the defined term Permitted Refinancing Indebtedness in this clause (i) does not affect the defined term "Existing Credit Facility" or the types of indebtedness that may be incurred thereunder);

    (ii) the incurrence by the Issuer and its Restricted Subsidiaries of Existing Indebtedness;

   (iii) the incurrence by the Issuer of Indebtedness represented by the notes and the Indenture;

    (iv) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness represented by Capital Expenditure Indebtedness, Capital Lease Obligations or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Issuer or such Restricted Subsidiary, in an aggregate principal amount (or accreted value, as applicable), including any Permitted Refinancing Indebtedness incurred to refund, refinance or replace any such Indebtedness, not to exceed $40.0 million outstanding after giving effect to such incurrence;

     (v) Indebtedness arising from agreements of the Issuer or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that (A) such Indebtedness is not reflected on the balance sheet of the Issuer or any Restricted Subsidiary (contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum assumable liability in respect of such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and/or such Restricted Subsidiary in connection with such disposition;

    (vi) the incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred;

   (vii) the incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Issuer and/or any of its Restricted Subsidiaries; provided that (i) if the Issuer is the obligor on such Indebtedness and such Indebtedness is owed to a Subsidiary other than Insilco or a Subsidiary of Insilco, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary thereof and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vii);

  (viii) the incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging (A) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding and (B) exchange rate risk with respect to agreements or Indebtedness of such Person payable denominated in a currency other than U.S. dollars, provided that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

    (ix) the guarantee by the Issuer or any of its Restricted Subsidiaries of Indebtedness of the Issuer or a Restricted Subsidiary of the Issuer that was permitted to be incurred by another provision of this covenant;

     (x) the incurrence by the Issuer or any of its Restricted Subsidiaries of Acquired Indebtedness in an aggregate principal amount (or accreted value, as applicable), including any Permitted Indebtedness incurred to refund, refinance or replace any such Indebtedness, not to exceed $25.0 million outstanding after giving effect to such incurrence;

    (xi) obligations in respect of performance and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business;

   (xii) the incurrence by the Issuer or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) outstanding after giving effect to such incurrence, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (xii), not to exceed $50.0 million; and

  (xiii) any Indebtedness or other liabilities in connection with obligations to pay premiums for corporate life insurance policies in an aggregate amount not to exceed the aggregate cash value of such policies.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (i) through (xiii) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. In addition, the Issuer may, at any time, change the classification of an item of Indebtedness (or any portion thereof) to any other clause or to the first paragraph hereof, provided that the Issuer would be permitted to incur such item of Indebtedness (or such portion thereof) pursuant to such other clause or the first paragraph hereof, as the case may be, at such time of reclassification. Accrual of interest, accretion or amortization of original issue discount will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. In addition, in the event the Issuer repays, redeems or otherwise retires any Indebtedness portions of which are then classified as having been incurred under more than one of the categories of Permitted Indebtedness described above or pursuant to the first paragraph of this covenant and any category of Permitted Indebtedness, the Issuer shall, in its sole discretion, designate which portions of such Indebtedness were retired.

     Indebtedness under the Existing Credit Facility outstanding on the date on which notes were first issued and authenticated was not incurred on such date in reliance on clause (i) of the definition of "Permitted Indebtedness." As a result, the Issuer will be permitted to incur significant additional secured indebtedness under clause (i) of the definition of "Permitted Indebtedness." See "Risk Factors."

LIENS

     The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien, other than a Permitted Lien, that secures obligations under any Pari Passu Indebtedness or Subordinated Indebtedness of the Issuer on any asset or property now owned or hereafter acquired by the Issuer or any of its Restricted Subsidiaries, or any income or profits therefrom or assign or convey any right to receive income therefrom, unless the notes are equally and ratably secured with the obligations so secured until such time as such obligations are no longer secured by a Lien.

DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a)(i) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries, (b) make loans or advances to the Issuer or any of its Restricted Subsidiaries or (c) transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries. However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indenture, (b) the terms of any Indebtedness or Disqualified Stock permitted by the Indenture to be incurred by any Restricted Subsidiary of the Issuer, (c) the Indenture and the notes, (d) the Existing Credit Facility, (e) applicable law and any applicable rule, regulation or order, (f) any agreement or instrument of a Person acquired by the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent created in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (g) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (h) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause
(f) above on the property so acquired, (i) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (j) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are, in the good faith judgment of the Issuer's Board of Directors, not materially less favorable, taken as a whole, to the Holders of the notes than those contained in the agreements governing the Indebtedness being refinanced, (k) secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "--Incurrence of Indebtedness and Issuance of Preferred Stock" and "--Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness, (l) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (m) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business, and (n) restrictions created in connection with any Receivables Facility that, in the good faith determination of the Board of Directors of the Issuer, are necessary or advisable to effect such Receivables Facility.

     The Existing Credit Facility, the 10 1/4% Notes and the 12% Notes significantly restrict, and the Credit Facility are expected to significantly restrict, Insilco's ability to pay dividends or make other distributions to the Issuer. The existence of such restrictions could have an adverse effect on the Issuer's ability to pay interest and principal on the notes. See "Risk Factors."

MERGER, CONSOLIDATION, OR SALE OF ASSETS

     The Indenture provides that the Issuer may not consolidate or merge with or into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless (a) the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia, (b) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Issuer under the Registration Rights Agreement, the notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, (c) immediately after such transaction no Default or Event of Default exists and (d) the Issuer or the Person formed by or surviving any such consolidation or merger (if other than the Issuer), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (i) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" or (ii) would (together with its Restricted Subsidiaries) have a higher Fixed Charge Coverage Ratio immediately after such transaction (after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period) than the Fixed Charge Coverage Ratio of the Issuer and its Restricted Subsidiaries immediately prior to such transaction. The foregoing clause (d) will not prohibit (a) a merger between the Issuer and an Affiliate of the Issuer created for the purpose of holding the Capital Stock of the Issuer,
(b) a merger between the Issuer and a Wholly Owned Restricted Subsidiary or (c) a merger between the Issuer and an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another State of the United States so long as, in each case, the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby. The Indenture provides that the Company shall not lease all or substantially all of its assets to any Person.

TRANSACTIONS WITH AFFILIATES

     The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an "Affiliate Transaction"), unless (a) such Affiliate Transaction is on terms that are no less favorable to the Issuer or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person and (b) the Issuer delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $7.5 million, either
(i) a resolution of the Board of Directors set forth in an Officer's Certificate certifying that such Affiliate Transaction complies with clause (a) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors or (ii) an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions: (a) customary directors' fees, indemnification or similar arrangements or any employment agreement or other compensation plan or arrangement entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business (including ordinary course loans to employees not to exceed (i) $5.0 million outstanding in the aggregate at any time and (ii) $2.0 million to any one employee) and consistent with the past practice of the Issuer or such Restricted Subsidiary; (b) transactions between or among the Issuer and/or its Restricted Subsidiaries; (c) payments of customary fees by the Issuer or any of its Restricted Subsidiaries to DLJMB and its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which are approved by a majority of the Board of Directors in good faith; (d) any agreement as in effect on the date of the Indenture or any amendment thereto (so long as such amendment is not disadvantageous to the Holders of the notes in any material respect) or any transaction contemplated thereby; (e) payments and transactions in connection with the Recapitalization (including underwriting discounts and commissions in connection therewith) and the application of the proceeds thereof, and the payment of the fees and expenses with respect thereto; (f) Restricted Payments that are permitted by the provisions of the Indenture described under the caption "--Restricted Payments" and any Permitted Investments; (g) sales of accounts receivable, or participations therein, in connection with any Receivables Facility and (h) any payments pursuant to the terms of the Existing Credit Facility.

SALE AND LEASEBACK TRANSACTIONS

     The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction the Attributable Indebtedness in respect of which is in excess of the aggregate sum of $20 million from the date of the Indenture; provided that the Issuer or any Restricted Subsidiary may enter into a sale and leaseback transaction in excess of said sum if (a) the Issuer or such Restricted Subsidiary, as the case may be, could have (i) incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" and (ii) incurred a Lien to secure such Indebtedness pursuant to the covenant described under the caption "--Liens," (b) for any transaction involving in excess of $2 million, the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (c) the transfer of assets in such sale and leaseback transaction is permitted by, and the Issuer applies the proceeds of such transaction in compliance with, the covenant described under the caption "--Asset Sales."

ACCOUNTS RECEIVABLE FACILITY

     The Indenture provides that no Accounts Receivable Subsidiary will incur any Indebtedness if immediately after giving effect to such incurrence the aggregate outstanding Indebtedness of all Accounts Receivable Subsidiaries (excluding any Indebtedness owed to the Issuer or any Restricted Subsidiary) would exceed $50.0 million.

NO WAIVER OF TRANSFER RESTRICTIONS

         The Indenture provides that the Issuer will not modify, amend, waive or otherwise fail to enforce the provisions of the Unit Lock-Up Agreement.

REPORTS

         The Indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any notes are outstanding, the Issuer will furnish to the Holders of notes (a) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuer were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Issuer's certified independent accountants and (b) all current reports that would be required to be filed with the Commission on Form 8-K if the Issuer were required to file such reports, in each case, within the time periods specified in the Commission's rules and regulations. In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, the Issuer will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Issuer has agreed that, for so long as any notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default: (a) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the notes; (b) default in payment when due of the principal of or premium, if any, on the notes at maturity, upon redemption or otherwise; (c) failure by the Issuer or any of its Restricted Subsidiaries for 30 days after receipt of notice from the Trustee or Holders of at least 25% in principal amount at maturity of the notes then outstanding to comply with the provisions described under the captions "Repurchase at the Option of Holders--Change of Control," "--Asset Sales;" or "Merger, Consolidation or Sale of Assets"; (d) failure by the Issuer for 60 days after notice from the Trustee or the Holders of at least 25% in principal amount at maturity of the notes then outstanding to comply with any of its other agreements in the Indenture or the notes; (e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (i) is caused by a failure to pay Indebtedness at its stated final maturity (after giving effect to any applicable grace period provided in such Indebtedness) (a "Payment Default") or (ii) results in the acceleration of such Indebtedness prior to its stated final maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more; (f) failure by the Issuer or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $15.0 million (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing), which judgments are not paid, discharged or stayed for a period of 60 days; and (g) certain events of bankruptcy or insolvency with respect to the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount at maturity of the then outstanding notes may declare all the notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary, all outstanding notes will become due and payable without further action or notice. Upon any acceleration of maturity of the notes, all principal of and accrued interest on (if on or after August 15, 2003) or Accreted Value of (if prior to August 15, 2003) the notes shall be due and payable immediately. Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture.

     Subject to certain limitations, Holders of a majority in principal amount at maturity of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     The Holders of a majority in aggregate principal amount at maturity of the notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

     The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Issuer, as such, shall have any liability for any obligations of the Issuer under the notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes ("Legal Defeasance") except for (a) the rights of Holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages, if any, on such notes when such payments are due from the trust referred to below, (b) the Issuer's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust, (c) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer's obligations in connection therewith and (d) the Legal Defeasance provisions of the Indenture. In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (a) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether the notes are being defeased to maturity or to a particular redemption date, (b) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the

United States reasonably acceptable to the Trustee confirming that (i) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (ii) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred, (c) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred, (d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit, (e) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound, (f) the Issuer must have delivered to the Trustee an opinion of counsel to the effect that, subject to customary assumptions and exclusions, after the 123rd day following the deposit, the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or any analogous New York State law provision or any other applicable federal or New York bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, (g) the Issuer must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders of notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others, and (h) the Issuer must deliver to the Trustee an Officers' Certificate and an opinion of counsel (which opinion may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any note selected for redemption. Also, the Issuer is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed. The registered Holder of a note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture and the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount at maturity of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the Indenture or the notes may be waived with the consent of the Holders of a majority in principal amount at maturity of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder) (a) reduce the principal amount at maturity of notes whose Holders must consent to an amendment, supplement or waiver, (b) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than the provisions described under the caption "--Repurchase at the Option of Holders") or amend or modify the calculation of the Accreted Value so as to reduce the amount of the Accreted Value of the notes, (c) reduce the rate of or change the time for payment of interest on any note, (d) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest or Liquidated Damages, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount at maturity of the notes and a waiver of the payment default that resulted from such acceleration), (e) make any note payable in money other than that stated in the notes, (f) make any change in the provisions of the Indenture relating to waivers of past Defaults, (g) waive a redemption payment with respect to any note (other than the provisions described under the caption "--Repurchase at the Option of Holders"), (h) make any change in the foregoing amendment and waiver provisions, (i) modify any provision of the Indenture with respect to the priority of the notes in right of payment or (j) make any change to the right of Holders to waive an existing Default or Event of Default or the right of Holders to receive payments of principal, premium, if any, and interest and Liquidated Damages, if any, on the notes. Notwithstanding the foregoing, any amendment to or waiver of the covenant described under the caption "--Repurchase at the Option of Holders--Change of Control" will require the consent of the Holders of at least two-thirds in aggregate principal amount at maturity of the notes then outstanding if such amendment would materially adversely affect the rights of Holders of notes.

     Notwithstanding the foregoing, without the consent of any Holder of notes, the Issuer and the Trustee may amend or supplement the Indenture or the notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated notes in addition to or in place of certificated notes, to provide for the assumption of the Issuer's obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Issuer's assets, to make any change that would provide any additional rights or benefits to the Holders of notes or that does not materially adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, to provide for guarantees of the notes or to provide for the issuance of additional notes in accordance with the limitations set forth in the Indenture.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount at maturity of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

BOOK-ENTRY; DELIVERY AND FORM

     Certificates representing notes will be issued in fully registered form, without coupons. Except as described below, the notes will be deposited with, or on behalf of, the Depository Trust Company, New York, New York ("DTC"), and registered in the name of Cede & Co. ("Cede") as DTC's nominee, in the form of a global note certificate (the "Global Note").

     The Global Note. The Company expects that pursuant to procedures established by DTC (a) upon deposit of the Global Note, DTC or its custodian will credit on its internal system interests in the Global Notes to the accounts of persons who have accounts with DTC ("Participants") and (b) ownership of the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons other than Participants). Ownership of beneficial interests in the Global Note will be limited to Participants or persons who hold interests through Participants.

     So long as DTC or its nominee is the registered owner or holder of the notes, DTC or such nominee will be considered the sole owner or holder of the notes represented by the Global Note for all purposes under the Indenture. No beneficial owner of an interest in the Global Note will be able to transfer such interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the Notes.

     Payments of the principal of or premium and interest on the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of Holdings, the Trustee or any paying agent under the Indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     Holdings expects that DTC or its nominee, upon receipt of any payment of the principal of or premium and interest on the Global Note, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in the Global Note held through such Participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such Participants.

     Transfers between Participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds. If a holder requires physical delivery of a certificated note for any reason, including to sell notes to persons in states which require physical delivery of the notes or to pledge such securities, such holder must transfer its interest in the Global
Note in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

     DTC has advised the Company that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more Participants to whose account at DTC interests in the Global Note are credited and only in respect of such portion of the aggregate principal amount of notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Note for certificated notes, which it will distribute to its Participants.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interest in the Global Notes among Participants, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither Holdings nor the Trustee will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

     Certificated Notes. Interests in the Global Notes will be exchangeable or transferable, as the case may be, for certificated notes if (i) DTC notifies Holdings that it is unwilling or unable to continue as depositary for such Global Notes, or DTC ceases to be a "clearing agency" registered under the Exchange Act, and a successor depositary is not appointed by Holdings within 90 days, or (ii) an Event of Default has occurred and is continuing with respect to such notes. Upon the occurrence of any of the events described in the preceding sentence, the Company will cause the appropriate certificated notes to be delivered.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Accounts Receivable Subsidiary" means an Unrestricted Subsidiary of the Issuer or any of its Restricted Subsidiaries to which the Issuer or any of its Restricted Subsidiaries sells any of its accounts receivable pursuant to a Receivables Facility.

     "Accreted Value" means, as of any date of determination prior to August 15, 2003, with respect to any note, the sum of (a) the initial offering price (which shall be calculated by discounting the aggregate principal amount at maturity of such note at a rate of 14% per annum, compounded semi-annually on each February 15 and August 15 from August 15, 2003 to the date of issuance) of such note and (b) the portion of the excess of the principal amount at maturity of such note over such initial offering price which shall have been accreted thereon through such date, such amount to be so accreted on a daily basis at a rate of 14% per annum of the initial offering price of such note, compounded semi-annually on each February 15 and August 15 from the date of issuance of the notes through the date of determination, computed on the basis of a 360-day year of twelve 30-day months.

     "Acquired Indebtedness" means, with respect to any specified Person, (a) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (b) Indebtedness secured by a Lien encumbering an asset acquired by such specified Person at the time such asset is acquired by such specified Person.

         "Adjusted Consolidated Net Income" means, which respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, to the extent deducted in calculating Consolidated Net Income, 100% of non-cash compensation expense for such period incurred by such Person and its Restricted Subsidiaries related to stock options, stock appreciation rights, phantom stock units or other Equity Interests granted to the employees or directors of such Person and its Restricted Subsidiaries.

         "Affiliate" of any specified Person means any other Person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified Person. For purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Sale" means (a) the sale, lease, conveyance, disposition or other transfer (a "disposition") of any properties, assets or rights (including, without limitation, by way of a sale and leaseback) (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described under the caption "--Change of Control" and/or the provisions described under the caption "--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (b) the issuance, sale or transfer by the Issuer or any of its Restricted Subsidiaries of Equity Interests of any of the Issuer's Restricted Subsidiaries, in the case of either clause (a) or (b), whether in a single transaction or a series of related transactions (i) that have a fair market value in excess of $5.0 million or (ii) for net proceeds in excess of $5.0 million. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (a) dispositions in the ordinary course of business; (b) a disposition of assets (including, without limitation, capital stock) by the Issuer to a Restricted Subsidiary or by a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary; (c) a disposition of Equity Interests by a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary; (d) the sale and leaseback of any assets within 180 days of the acquisition thereof; (e) foreclosures on assets; (f) any exchange of like property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a Permitted Business; (g) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary; (h) a Permitted Investment or a Restricted Payment that is permitted by the covenant described under the caption "--Restricted Payments"; and (i) sales of accounts receivable, or participations therein, in connection with any Receivables Facility.

     "Attributable Indebtedness" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     "Capital Expenditure Indebtedness" means Indebtedness incurred by any Person to finance the purchase or construction or any property or assets acquired or constructed by such Person which have a useful life of more than one year so long as (a) the purchase or construction price for such property or assets is included in "addition to property, plant or equipment" in accordance with GAAP, (b) the acquisition or construction of such property or assets is not part of any acquisition of a Person or line of business and (c) such Indebtedness is incurred within 90 days of the acquisition or completion of construction of such property or assets.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

         "Capital Stock" means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

         "Cash Equivalents" means (i) Government Securities, (ii) any certificate of deposit maturing not more than 365 days after the date of acquisition issued by, or demand deposit or time deposit of, an Eligible Institution or any lender under the Existing Credit Facility, (iii) commercial paper maturing not more than 365 days after the date of acquisition of an issuer (other than an Affiliate of the Issuer) with a rating, at the time as of which any investment therein is made, of "A-3" (or higher) according to S&P or "P-2" (or higher) according to Moody's or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments, (iv) any bankers acceptances of money market deposit accounts issued by an Eligible Institution, (v) any fund investing exclusively in investments of the types described in clauses (i) through (iv) above and (vi) in the case of any Subsidiary organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which such Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (i) through (v) above (including without limitation any deposit with a bank that is a lender to any Restricted Subsidiary).

         "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus, to the extent deducted in computing Consolidated Net Income, (a) an amount equal to any extraordinary or non-recurring loss plus any net loss realized in connection with an Asset Sale,
(b) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, (c) Fixed Charges of such Person for such period, (d) depreciation, amortization (including amortization of goodwill and other intangibles) and all other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period, (e) other income or expense net as set forth on the face of such Person's statement of operations, (f) expenses and charges of the Issuer and Insilco related to the Recapitalization and the application of the proceeds thereof which are paid, taken or otherwise accounted for within 120 days of the consummation of the Mergers, (g) non-cash charges for net periodic post-retirement benefits and (h) any non-capitalized transaction costs incurred in connection with actual or proposed financings, acquisition or divestitures (including, but not limited to, financing and refinancing fees and costs incurred in connection with the Recapitalization), in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, the Fixed Charges of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.

     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication, (a) the interest expense of such Person and its Restricted Subsidiaries for such period (net of interest income), on a consolidated basis, determined in accordance with GAAP (including amortization of original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations; provided that in no event shall any amortization of deferred financing costs be included in Consolidated Interest Expense); and (b) the consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; provided, however, that Receivables Fees shall be deemed not to constitute Consolidated Interest Expense. Notwithstanding the foregoing, the Consolidated Interest Expense with respect to any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary shall be included only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (a) the Net Income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof, (b) the Net Income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (c) the cumulative effect of a change in accounting principles shall be excluded.

     "Existing Credit Facility" means, collectively, the Credit Agreement dated as of July 3, 1997, as amended pursuant to the First Amendment to Credit Agreement dated as of August 25, 1997, and a Second Amendment to Credit Agreement dated as of August 17, 1998, among the Company, certain of its Subsidiaries, the financial institutions from time to time party thereto as Lenders and Issuing Banks, DLJ Capital Funding, Inc., in its separate capacity as syndication agent, The First National Bank of Chicago, in its separate capacity as documentation agent, and Citicorp USA, Inc., in its separate capacity as collateral and administrative agent for the Lenders and Issuing Banks, and the Loan Documents (as defined therein) (or other analogous documents entered into in connection with any refinancing thereof), in each case as the same may from time to time be amended, renewed, supplemented or otherwise modified at the option of the parties thereto, including any credit agreement increasing the amount that may be borrowed under such agreement or any successor agreement, whether or not among the same parties; and any other credit agreement pursuant to which any of the Indebtedness, commitments, Obligations, costs, expenses, fees, reimbursements and other indemnities payable or owing under the Existing Credit Facility may be refinanced, restructured, renewed, extended, refunded or increased, as any such other agreement may from time to time at the option of the parties thereto be amended, supplemented, renewed or otherwise modified.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

         "Designated Noncash Consideration" means the fair market value of noncash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officer's Certificate, setting forth the basis of such valuation, executed by the principal executive officer and the principal financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a sale of such Designated Noncash Consideration.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable), or upon the happening of any event (other than any event solely within the control of the issuer thereof), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, is exchangeable for Indebtedness (except to the extent exchangeable at the option of such Person subject to the terms of any debt instrument to which such Person is a party) or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the notes mature; provided that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described under the caption "--Certain Covenants--Restricted Payments," and provided further that, if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations.

         "DLJMB" means DLJ Merchant Banking Partners II, L.P. and its Affiliates. "Eligible Institution" means a commercial banking institution that has combined capital and surplus not less than $500.0 million or its equivalent in foreign currency and having a peer group rating of B or better (or the equivalent thereof) by Thompson Bankwatch, Inc. or having outstanding short-term debt rated "A-3" or higher according to Standard & Poor's Ratings Group ("S&P") or "P-2" or higher according to Moody's Investor Services, Inc. ("Moody's") or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

         "Equity Interests" of any Person means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock) of any Person and any stock appreciation rights or phantom stock units granted to employees or directors of such Person and its Restricted Subsidiaries.

         "Existing Indebtedness" means Indebtedness of the Issuer and its Restricted Subsidiaries, including Insilco and its Subsidiaries, in existence on the date of the Indenture, other than Indebtedness under the Existing Credit Facility, if any, that could not have been incurred on the date of the Indenture pursuant to the Fixed Charge Coverage Ratio set forth in the first paragraph of the covenant described under "Incurrence of Indebtedness and Issuance of Preferred Stock" if such covenant were applicable, until such amounts are repaid.

         "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (a) the Consolidated Interest Expense of such Person for such period and (b) all dividend payments on any series of preferred stock of such Person (other than dividends payable solely in Equity Interests that are not Disqualified Stock), in each case, on a consolidated basis and in accordance with GAAP

         "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period (exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP, or operations and businesses disposed of prior to the Calculation Date (as defined)) to the Fixed Charges of such Person for such period (exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP, or operations and businesses disposed of prior to the Calculation Date). In the event that the referent Person or any of its Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock and the application of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period and the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Calculation Date (taking into account any Hedging Obligations applicable to such Indebtedness) had been the applicable rate for the entire period. In addition, for purposes of making the computation referred to above, acquisitions that have been made by the Issuer or any of its Subsidiaries, including all mergers or consolidations and any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated to include the consolidated Cash Flow of the acquired entities on a pro forma basis after giving effect to cost savings resulting from employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation practices, consolidation of property, casualty and other insurance coverage and policies, standardization of sales and distribution methods, reductions in taxes other than income taxes and other cost savings reasonably expected to be realized from such acquisition, as determined in good faith by an officer of the Issuer (regardless of whether such cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the Commission or any other regulation or policy of the Commission) and without giving effect to clause (c) of the proviso set forth in the definition of Consolidated Net Income.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

         "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (b) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or foreign exchange rates.

         "Indebtedness" means, with respect to any Person, any indebtedness of such Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any Indebtedness of any other Person, provided that Indebtedness shall not include the pledge by the Issuer of the Capital Stock of an Unrestricted Subsidiary of the Issuer to secure Non-Recourse Debt of such Unrestricted Subsidiary. The amount of any Indebtedness outstanding as of any date shall be
(a) the accreted value thereof (together with any interest thereon that is more than 30 days past due), in the case of any Indebtedness that does not require current payments of interest, and (b) the principal amount thereof, in the case of any other Indebtedness, provided that the principal amount of any Indebtedness that is denominated in any currency other than United States dollars shall be the amount thereof, as determined pursuant to the foregoing provision, converted into United States dollars at the Spot Rate in effect on such date of determination.

         "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees by the referent Person of, and Liens on any assets of the referent Person securing, Indebtedness or other obligations of other Persons), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP, provided that an investment by the Issuer for consideration consisting of common equity securities of the Issuer shall not be deemed to be an Investment. If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described under the caption "--Restricted Payments."

         "Issue Date" means the date of issuance of the Old Notes.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement (other than a financing statement filed by a "true lessor" pursuant to Section 9-408 of the Uniform Commercial Code) under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

         "Mergers" means, collectively, the transactions resulting in Insilco becoming a subsidiary of the Insilco Holding Co. and the merger of the Issuer with and into lnsilco Holding Co. on or prior to the date of issuance of the Old Notes.

         "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP after reduction in respect of preferred stock dividends, excluding, however, (a) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with (i) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (ii) the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (b) any extraordinary or nonrecurring gain (or loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (or loss).

         "Net Proceeds" means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of, without duplication,
(a) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions, recording fees, title transfer fees and appraiser fees and cost of preparation of assets for sale) and any relocation expenses incurred as a result thereof, (b) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (c) amounts required to be applied to the repayment of Indebtedness (other than as required by clause
(a) of the second paragraph of the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales") secured by a Lien on the asset or assets that were the subject of such Asset Sale, (d) any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such asset or assets until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Issuer or its Restricted Subsidiaries from such escrow arrangement, as the case may be, and (e) all distributions and other payments made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of such Asset Sale.

         "Non-Recourse Debt" means Indebtedness (i) no default with respect to, which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Issuer or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (ii) as to which the lenders have been notified in writing that they will not have any recourse to the stock (other than the stock of an Unrestricted Subsidiary pledged by the Issuer to secure debt of such Unrestricted Subsidiary) or assets of the Issuer or any of its Restricted Subsidiaries; provided that in no event shall Indebtedness of any Unrestricted Subsidiary fail to be Non-Recourse Debt solely as a result of any default provisions contained in a guarantee thereof by the Issuer or any of its Restricted Subsidiaries if the Issuer or such Restricted Subsidiary was otherwise permitted to incur such guarantee pursuant to the Indenture.

         "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

         "Offering" means the offering of the Old Notes by the Issuer.

         "Pari Passu Indebtedness" means Indebtedness of the Issuer that ranks pari passu in right of payment to the notes. "Permitted Business" means any business in which the Issuer and its Restricted Subsidiaries are engaged on the date of the Indenture or any business reasonably related, incidental or ancillary thereto.

         "Permitted Investments" means (a) any Investment in the Issuer or in a Restricted Subsidiary of the Issuer, (b) any Investment in cash or Cash Equivalents, (c) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Issuer or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Wholly Owned Restricted Subsidiary of the Issuer, (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described under the caption "--Repurchase at the Option of Holders--Asset Sales," (e) any Investment acquired solely in exchange for Equity Interests (other than Disqualified Stock) of the Issuer, (f) any Investment in a Person engaged in a Permitted Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (f) that are at that time outstanding, not to exceed 15% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), (g) Investments relating to any special purpose Wholly Owned Subsidiary of the Issuer organized in connection with a Receivables Facility that, in the good faith determination of the Board of Directors of the Issuer, are necessary or advisable to effect such Receivables Facility, (h) ordinary course loans to employees not to exceed $5.0 million outstanding in the aggregate at any time,
(i) any Investment arising out of a Hedging Obligation or commodity price agreement and (j) any Investment acquired by the Issuer or any of its Restricted Subsidiaries (A) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or the obligor with respect to such accounts receivable or (B) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default.

         "Permitted Liens" means: (i) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Issuer or any Restricted Subsidiary, provided that such Liens were not incurred in contemplation of such merger or consolidation and do not secure any property or assets of the Issuer or any Restricted Subsidiary other than the property or assets subject to the Liens prior to such merger or consolidation; (ii) Liens existing on the date of the Indenture; (iii) Liens securing Indebtedness consisting of Capital Lease Obligations, purchase money Indebtedness, mortgage financings, industrial revenue bonds or other monetary obligations, in each case incurred solely for the purpose of financing all or any part of the purchase price or cost of construction or installation of assets used in the business of the Issuer or its Restricted Subsidiaries, or repairs, additions or improvements to such assets, provided that (A) such Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, addition or improvement thereto (plus an amount equal to the reasonable fees and expenses in connection with the incurrence of such Indebtedness), (B) such

Liens do not extend to any other assets of the Issuer or its Restricted Subsidiaries (and, in the case of repair, addition or improvements to any such assets, such Lien extends only to the assets (and improvements thereto or thereon) repaired, added to or improved), (C) the Incurrence of such Indebtedness is permitted by "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" and (D) such Liens attach within 365 days of such purchase, construction, installation, repair, addition or improvement; (iv) Liens to secure any refinancings, renewals, extensions, modification or replacements (collectively, "refinancing") (or successive refinancings), in whole or in part, of any Indebtedness secured by Liens referred to in the clauses above so long as such Lien does not extend to any other property (other than improvements thereto); (v) Liens securing letters of credit entered into in the ordinary course of business and consistent with past business practice; (vi) Liens on and pledges of the capital stock of any Unrestricted Subsidiary securing Non-Recourse Debt of such Unrestricted Subsidiary; (vii) Liens securing Indebtedness (including all Obligations) under the Existing Credit Facility; and
(viii) other Liens securing Indebtedness that is permitted by the terms of the Indenture to be outstanding having an aggregate principal amount at any one time outstanding not to exceed $50.0 million.

         "Permitted Refinancing Indebtedness" means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued within 60 days after repayment of, in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Issuer or any of its Restricted Subsidiaries; provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus premium, if any, and accrued interest on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith), (b) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, and (c) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable, taken as a whole, to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

         "Principals" means DLJMB and/or CVC.

         "Public Common Stock Offering" means any issuance of common stock in an underwritten public offering by the Issuer for cash that is registered pursuant to the Securities Act.

         "Public Equity Offering" means any issuance of common stock or preferred stock by the Issuer (other than Disqualified Stock) or Insilco (other than to the Issuer and other than Disqualified Stock) that is registered pursuant to the Securities Act, other than issuances registered on Form S-8 and issuances registered on Form S-4 and excluding issuances of common stock pursuant to employee benefit plans of the Issuer or its Restricted Subsidiaries or otherwise as compensation to employees of the Issuer or its Restricted Subsidiaries.

         "Qualified Proceeds" means any of the following or any combination of the following: (i) cash; (ii) Cash Equivalents; (iii) assets that are used or useful in a Permitted Business; and (iv) the Capital Stock of any Person engaged in a Permitted Business if, in connection with the receipt by the Issuer or any Restricted Subsidiary of the Issuer of such Capital Stock, (A) such Person becomes a Restricted Subsidiary of the Issuer or any Restricted Subsidiary of the Issuer or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or any Restricted Subsidiary of the Issuer.

         "Recapitalization" means the Mergers, the Offering, the amendment to the Existing Credit Facility in connection therewith and any and all actions taken in connection with the foregoing.

         "Receivables Facility" means one or more receivables financing facilities, as amended from time to time, pursuant to which the Issuer or any of its Restricted Subsidiaries sells its accounts receivable to an Accounts Receivable Subsidiary.

         "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

         "Related Party" means, with respect to any Principal, (i) any controlling stockholder or partner of such Principal on the date of the Indenture, or (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding (directly or through one or more Subsidiaries) a 51% or more controlling interest of which consist of the Principals and/or such other Persons referred to in the immediately preceding clauses (i) or (ii).

         "Restricted Investment" means an Investment other than a Permitted Investment.

         "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

         "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

         "Specified Agreements" means the Investors' Agreement and the Tax Sharing Agreement.

         "Spot Rate" means, for any currency, the spot rate at which such currency is offered for sale against United States dollars as determined by reference to the New York foreign exchange selling rates, as published in The Wall Street Journal on such date of determination for the immediately preceding business day or, if such rate is not available, as determined in any publicly available source of similar market data.

         "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

         "Subordinated Indebtedness" means all Obligations with respect to Indebtedness if the instrument creating or evidencing the same, or pursuant to which the same is outstanding, designates such Obligations as subordinated or junior in right of payment to Senior Indebtedness.

         "Subsidiary" means, with respect to any Person, (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

         "Tax Sharing Agreement" means any tax sharing agreement or arrangement between the Issuer and its Subsidiaries, as the same may be amended from time to time; provided that in no event shall the amount permitted to be paid pursuant to all such agreements and/or arrangements exceed the amount the Issuer would be required to pay for income taxes were it to file a consolidated tax return for itself and its consolidated Restricted Subsidiaries.

         "Total Assets" means the total consolidated assets of the Issuer and its Restricted Subsidiaries, as shown on the most recent balance sheet (excluding the footnotes thereto) of the Issuer.

         "Unit Lock-Up Agreement" means the agreement dated as of August 17, 1998 among the Issuer and the DLJ Mezzanine Investors pursuant to which the DLJ Mezzanine Investors have agreed with the Issuer not to offer, sell or otherwise transfer any notes or Warrants for a period of one year following the date of such agreement.

         "Unrestricted Subsidiary" means any Subsidiary (other than Insilco) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary of the Issuer unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer; (c) is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests (other than Investments described in clause (g) of the definition of Permitted

Investments) or (ii) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels, of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the board resolution giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described under the caption entitled "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Issuer as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," the Issuer shall be in default of such covenant). The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" and (ii) no Default or Event of Default would be in existence following such designation.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.

         "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

         "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

                              PLAN OF DISTRIBUTION

     This prospectus is to be used by DLJSC in connection with offers and sales of the notes in market-making transactions effected from time to time. DLJSC may act as a principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

     In addition, this prospectus is to be used by the DLJ Mezzanine Investors, Alliance Capital Management, L.P. or other selling securityholder named in an accompanying prospectus supplement in connection with resales in the over-the-counter market, in negotiated transactions, in underwritten offerings, or a combination of such methods of sale, a fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The DLJ Mezzanine Investors, Alliance Capital Management, L.P. or such other selling securityholder may effect such transactions by selling the notes to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the DLJ Mezzanine Investors, Alliance Capital Management, L.P. or such other selling securityholder and/or the purchasers of the notes for whom such broker-dealer may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The address of each of the DLJ Mezzanine Investors is 277 Park Avenue, New York, NY 10172, and of Aliance Capital Management, L.P. is 1345 Avenue of the Americas, New York, NY 10105.

     The DLJ Mezzanine Investors, Alliance Capital Management, L.P. or such other selling securityholder and any broker-dealers or agents that participate with the DLJ Mezzanine Investors or Alliance Capital Management, L.P. in the distribution of the notes may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the notes purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Each of the DLJ Mezzanine Investors or such other selling securityholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of the notes by the DLJ Mezzanine Investors and Alliance Capital Management, L.P.

     DLJMB, an affiliate of DLJSC, and certain of its affiliates beneficially own approximately 71.5% of the common stock of Holdings. Thompson Dean and William F. Dawson, Jr., each of whom is a principal of DLJMB, are members of the board of directors of Holdings and Insilco. Further, DLJ Capital Funding, Inc., an affiliate of DLJSC, acted as syndication agent in connection with the new credit facility for which it received certain customary fees and expenses and DLJ Bridge Finance Inc., an affiliate of DLJSC, purchased the bridge notes, for which it received customary fees and expenses. DLJSC has, from time to time, provided investment banking and other financial advisory services to Insilco in the past for which it has received customary compensation, and will provide such services and financial advisory services to Insilco in the future. DLJSC acted as purchaser in connection with the original initial sale of the notes and received an underwriting discount of approximately $3.6 million in connection therewith. In addition, DLJSC received a merger advisory fee of $3.5 million in cash from Holdings after the consummation of the Merger.

     Insilco has been advised by DLJSC that, subject to applicable laws and regulations, DLJSC currently makes a market in the notes. However, DLJSC is not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See "Risk Factors--Trading Market for the New Notes."

     DLJSC and Insilco have entered into the Registration Rights Agreement with respect to the use by DLJSC of this prospectus. Pursuant to such agreement, Insilco agreed to bear all registration expenses incurred under such agreement, and Insilco agreed to indemnify DLJSC against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

     The validity of the notes offered hereby has been passed upon for Holdings by Davis Polk & Wardwell, New York, New York.

                                     EXPERTS

     The financial statements of Holdings as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants and upon the authority of said firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemization of all estimated expenses incurred or expected to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions.

         Registration fee........................................... $  20,820
         Legal fees and expenses ................................... $  25,000
         Accounting fees and expenses............................... $   5,000
         Exchange Agent fees and expenses........................... $   3,500
         Other ..................................................... $     680
                                                                     ---------
         Total ..................................................... $  55,000
                                                                     =========

ITEM 14.    INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any of its directors or officers who was or is a party, or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person's conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, the corporation is permitted to indemnify directors and officers against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. Article Seventh of Insilco's Certificate of Incorporation provides for full indemnification of its officers, directors, employees and agents to the extent permitted by Section 145.

     Insilco provides insurance from commercial carriers against certain liabilities incurred by the directors and officers of Insilco.

ITEM 15.   RECENT SALES OF UNREGISTERED SECURITIES

     In connection with the merger of Silkworm Acquisition Corporation ("Silkworm") with and into the Registrant, Silkworm issued 1,245,138 shares of its common stock for approximately $56.1 million. In addition, the Registrant issued 1,400,000 shares of its preferred stock and warrants to purchase 65,603 shares of its common stock for approximately $35.0 million. As a result of the merger, each share of common stock of Silkworm became a share of common stock of the Registrant, each share of preferred stock of Silkworm became a share of preferred stock of the Registrant and each warrant to purchase common stock of Silkworm became exercisable for an equal number of shares of common stock of the Registrant.

     On August 17, 1998, the Registrant sold 138,000 units (the "Units"), each consisting of $1,000 principal amount at maturity of its 14% Senior Discount Notes due 2008 (the "Old Notes") and one warrant to purchase 0.325 of a Share of common stock, par value $0.001 per share, at an initial exercise price of $0.01 per share (the "Warrants"), to Donaldson, Lufkin & Jenrette Securities Corporation (the "Initial Purchaser") in a private placement in reliance on Section 4(2) under the Securities Act, at a price equal to $508.73 per unit. The Old Notes and Warrants were immediately resold by the Initial Purchaser in transactions not involving a public offering.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  Exhibits.

Exhibit
Number
------

 2.1 Agreement and Plan of Merger, dated as of March 24, 1998, among Insilco, INR Holding Co., and Silkworm Acquisition Corporation (incorporated by reference to Exhibit 10(n) to the Registration Statement on Form S-4 (Reg. No. 333-51145) of Insilco).

 2.2 Amendment No. 1 to the Agreement and Plan of Merger, dated June 8, 1998, among Insilco, INR Holding Co. and Silkworm Acquisition Corporation (incorporated by reference Exhibit 10(r) to the Registration Statement on Form S-4 (Reg. No. 333-51145) of Insilco).

 3.1 Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Company on August 18,
         1998).

 3.2 By laws incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by the Company on August 18, 1998).

 4.1* Warrant Agreement dated as of August 17, 1998 between Silkworm Acquisition Corporation and National City Bank, as Warrant Agent.

 4.2* Assumption Agreement dated as of August 17, 1998 between Insilco Holding Co. and National City Bank, as Warrant Agent.

 4.3* Certificate of Designation with respect to Pay-in-kind 15% Senior Exchangeable Preferred Stock due 2010.

 4.4* Investors' Agreement, dated as of August 17, 1998, among Insilco Holding Co. and the investors named therein.

 4.5* Indenture, dated as of August 17, 1998 between Silkworm Acquisition Corporation and the Trustee.

 4.6* First Supplemental Indenture, dated as of August 17, 1998 between Insilco Holding Co. and the Trustee.

 5.1*    Opinion of Davis Polk & Wardwell with respect to the Notes.

 10.1 Insilco Holding Co. Direct Investment Program (incorporated by reference to Exhibit 4(c) to the Registration Statement on Form S-8 (File No. 333-61809)).

 10.2    Insilco Holding Co. Stock Option Plan (incorporated by reference to
         Exhibit 4(d) to the Registration Statement on Form S-8 (File No. 333-61809)).

 10.3 Insilco Holding Co. and Insilco Corporation Equity Unit Plan (incorporated by reference to Exhibit 4(c) to the Registration Statement on Form S-8 (File No. 333-61811)).

 10.4 Credit Agreement, among Insilco and a syndicate of banks and other financial institutions led by Donaldson, Lufkin & Jenrette Securities Corporation, DLJ Capital Funding and The First National Bank of Chicago (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1 (File No. 333-71947) of Insilco).

 10.5 Purchase Agreement, between Insilco Corporation, Insilco Holding Co. and Donaldson Lufkin & Jenrette Securities Corporation (incorporated by reference to Exhibit 10(a) to Form 10-Q filed by Insilco on November 16, 1998 (File No. 0-22098)).

 10.6    Employment Agreement dated as of May 1, 1993 between Insilco and Robert
         L. Smialek, as amended and restated (incorporated by reference to Exhibit 10(k) to Form 10/A, Amendment No. 1 to Form 10 (File No. 0-22098) of Insilco.

 10.7 Form of Indemnification Agreement adopted by Insilco as of July 30, 1990, entered into between Insilco and certain of its officers and directors individually, together with a schedule identifying the other documents omitted and the material details in which such documents differ (incorporated by reference to Exhibit 10(n) to the Form 10 (File No. 0-22098) of Insilco).

 10.8 Form for Income Protection Agreement adopted by Insilco as of December, 1996, entered into between Insilco and the officers identified in
         Exhibit 10(g) (incorporated by reference to Exhibit 10(h) of the Form 10-K of Insilco for the Year Ended December 31, 1996 (File No. 0-22098)).

 10.9 Extension Agreement between Insilco and Robert L. Smialek dated May 1, 1996 (incorporated by reference to Exhibit 10(l) to the Form 10-K of Insilco for the Year Ended December 31, 1997 (File No. 0-22098)).

 10.10 Second Extension Agreement between Insilco and Robert L. Smialek dated September 25, 1997 (incorporated by reference to Exhibit 10(m) to the Form 10-K of Insilco for the Year Ended December 31, 1997 (File No. 0-22098)).

 12.1*   Computation of Ratio of Earnings to Fixed Charges

 21.1*   Subsidiaries of the Company

 23.1*   Consent of Davis Polk & Wardwell (contained in their opinion filed as
         Exhibit 5.1).

 23.2**  Consent of KPMG LLP.

 24.1* Power of Attorney (Included in Part II of this Registration Statement under the caption "Signatures").

 25.1*   Statement of Eligibility of Star Bank, N.A. on Form T-1.

 25.2 Statement of Eligibility and Qualification Under the Trust Indenture Act of 1939 (T-1) of The Bank of New York (bound separately) (incorporated by reference to Exhibit 25.1 to the Registration Statement on Form S-4 (File No. 333-36523) of Insilco).

--------------
 * Previously filed

** Filed herewith

ITEM 17.    UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 15, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of Ohio, on the 9th day of May, 2000.
                                         INSILCO HOLDING CO.

                                         By: /s/  David A. Kauer
                                             -----------------------------------
                                             David A. Kauer, Chairman and Chief
                                             Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment has been signed below by the following persons in the capacities and on the dates indicated.

         Signature                          Title                                           Date
         ---------                          -----                                           ----
            *                       President and Chief Executive                        May 9, 2000
---------------------------         Officer (Principal Executive
     David A. Kauer                 Officer)


            *                       Senior Vice President and Chief Financial            May 9, 2000
---------------------------         Officer, Treasurer and Secretary
    Michael R. Elia                 (Principal Financial and Accounting Officer)


            *                       Director                                             May 9, 2000
---------------------------
    William F. Dawson


            *                       Director                                             May 9, 2000
---------------------------
    Thompson Dean


                                    Director                                             May 9, 2000
---------------------------
    Randall E. Curran


                                    Director                                             May 9, 2000
---------------------------
    John F. Fort III


           *                        Director                                             May 9, 2000
---------------------------
    David Y. Howe


*By: /s/ David A. Kauer
     ---------------------------
     David A. Kauer, Attorney-in-fact,
     pursuant to powers of attorney
     previously filed as part of this
     registration statement.

                                      II-5